Exhibit 10.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT

By and Among

MR. STANLEY C. GALE,

SCG HOLDING CORP.,

MACK-CALI REALTY ACQUISITION CORP.,

and

MACK-CALI REALTY L.P.

Dated as of March 7, 2006

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ii

EXHIBITS AND SCHEDULES

Exhibit A                AT&T Agreement

Exhibit B                Payments to the Sellers

Exhibit C                Form of O.P. Unit Certificate

Exhibit D                Earnout

Exhibit E                 Form of Assignment of Membership Interests

Exhibit F                 Stanley C. Gale Advisor Terms and Conditions

Exhibit G                Certificate of Non-Foreign Status

Exhibit H                Non-Porfolio Real Property Interests

Sellers Disclosure Schedules

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MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of March 7, 2006, by and among Mr. Stanley C. Gale (“SG”), SCG Holding Corp., a Delaware corporation (“SCG” and together with SG, the “Sellers”), Mack-Cali Realty Acquisition Corp., a Delaware corporation, or its designee (the “Purchaser”), and Mack-Cali Realty, L.P., a Delaware limited partnership (“MCRLP”).

WHEREAS, the Sellers own (i) all of the issued and outstanding membership interests or other ownership or beneficial interests (the “Gale Services Membership Interests”) of The Gale Services Company, L.L.C., a Delaware limited liability company (“Gale Services”) and (ii) all of the issued and outstanding membership interests or other ownership or beneficial interests (the “Gale Construction Membership Interests,” and together with the Gale Services Membership Interests, the “Membership Interests”) of The Gale Construction Services Company, L.L.C., a Delaware limited liability company (“Gale Construction,” and together with Gale Services, the “Companies”);

WHEREAS, the Companies are engaged in the Business; and

WHEREAS, the Sellers wish to dispose of the Membership Interests, and the Purchaser wishes to acquire Membership Interests in part as a contribution to the capital of MCRLP in consideration of the common units of limited partnership (the “O.P. Units”) in MCRLP, and in part by purchase in consideration for cash.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01.          Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the agreements that are set forth on Schedule 1.01(a) attached hereto.

“AT&T Agreement” means that certain agreement attached hereto as Exhibit A.

“Assets” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by the Companies and the Subsidiaries, other than the Excluded Assets.

“Business” means real property management, construction management, facilities management, leasing and real estate brokerage services and any other service businesses currently conducted by the Companies and the Subsidiaries related thereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means sales, use, excise, bulk sales, registration, documentary, value added, transfer, stamp, stock transfer, real property transfer, lease or gains and similar Taxes.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Due Diligence Expiration Date” means March 31, 2006.

“Encumbrance” means any security interest, pledge, charge, option, right, hypothecation, mortgage, lien, claim or other encumbrance, other than any licenses of Intellectual Property.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment (including natural resources), or the protection of human health.

“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Business, the Assets, the Membership Interests, the Companies or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Closing.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“Excluded Assets” means (i) Gale International and its subsidiaries (and their assets and properties), (ii) those assets and properties set forth in Section 1.01(b) of the Disclosure Schedule and (iii) those assets and properties identified as Excluded Assets pursuant to Section 5.11.

“Financial Statements Date” means December 31, 2005.

“GAAP” means United States generally accepted accounting principles and practices in effect for the year ended and as of December 31, 2005.

“Gale International” means Gale International L.L.C., a New York limited liability company.

“Governmental Authority” means any foreign, federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, board, bureau, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 8.02 and MCRLP and the Purchaser pursuant to Section 8.03, as the case may be.

“Intellectual Property” means all (a) patents and patent applications, (b) registered and unregistered trademarks, service marks, trade names, trade dress and registered domain names and domain name applications, together with the goodwill associated exclusively therewith, (c) copyrights, including, without limitation, copyrights in computer software, databases and websites, and (d) confidential and proprietary information, including trade secrets, formulae, inventions and know-how.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any foreign, federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) in effect as of the date hereof.

“Leased Real Property” means the Real Property leased or subleased by any of the Companies or the Subsidiaries, as tenant, together with, to the extent leased or subleased by the Companies or the Subsidiaries, and all fixtures, systems, equipment and items of personal property of the Companies or the Subsidiaries attached or appurtenant thereto used in connection with the operation of the Business.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or other undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Companies or the Subsidiaries that is materially adverse to the results of operations or the financial condition of the Companies and the Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Companies and the Subsidiaries operate (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement or the transactions contemplated thereby, including (i) any actions of competitors; or (ii) any delays or cancellations of orders for services, (d) any reduction in the price of services offered by the Companies or the Subsidiaries in response to the reduction in price of comparable services offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of MCRLP or the Purchaser, and (f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

“MCRC” means Mack-Cali Realty Corporation, a Maryland corporation and the general partner of MCRLP.

 “Permitted Encumbrances” means (a)  statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b)  mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Companies or any Subsidiary or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) all Encumbrances that would not, in the aggregate, be material.

“Person” means any individual, partnership, firm, corporation, limited liability company, joint venture, limited public company, limited liability partnership, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Sellers, in a written notice to the Purchaser at least five (5) Business Days before the Closing.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers’ Knowledge” or “Knowledge of the Sellers” (or similar terms used in this Agreement) means the knowledge of SG, Mark Yeager, Ronald Gentile, Steven Cusma, Ian Marlow and Thomas Walsh as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“Subsidiaries” means the subsidiaries of the Companies listed in Section 1.01(c) of the Disclosure Schedule, which Subsidiaries are not Excluded Assets.

“Tax” or “Taxes” mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Tax Returns” means any and all statements, returns, reports and forms (including elections, declarations, claims for refund, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“Working Capital” means (a) cash, cash equivalents, accounts receivable (other than receivables due from the Sellers or any of their 90% or more owned Affiliates), vendor rebate receivables, inventory, prepaid expenses, and other tangible current assets less (b) all liabilities related to accrued but unused vacation days and all other liabilities (other than accrued but unused sick days) which would be reflected on a consolidating balance sheet of the Reference Companies prepared in accordance with GAAP, in each case computed in accordance with GAAP applied in a manner consistent with the accounting principles, practices, policies and methodologies as the line items comprising Working Capital on the 2005 Balance Sheets; provided that such principles, practices, policies and methodologies are in accordance with GAAP.

“Working Capital Target” means $0.0.

Section 1.02.          Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“2004 Financial Statements”	3.06
“2004 Pro Forma Financial Statements”	5.20
“2005 Balance Sheets”	2.06(a)
“2005 Financial Statements”	3.06
“2006 Interim Financial Statements”	2.04(f)
“Agreement”	Preamble
“Allocation”	5.24(e)
“Alternative Proposal”	5.12
“Anti-Terrorism Laws”	3.26(b)
“Benefit Plans”	6.01
“Business”	Recitals
“Closing”	2.03
“Closing Date”	2.03
“Closing Cash Payment”	2.02(a)
“Closing Net Working Capital”	2.06(b)
“Closing O.P. Units”	2.02(a)
“Closing Statement of Working Capital”	2.06(b)
“COBRA”	3.14(h)
“Companies”	Recitals
“Company Employees”	6.01
“Company Permits”	3.10(b)
“Confidential Information”	5.03
“Confidentiality Agreement”	5.03
“Cut Off Date”	5.08(a)
“Designated Person”	3.26(b)
“Development Territory”	5.05(b)
“Earnout”	2.02(c)
“Effectiveness Time”	5.12(a)
“ERISA”	3.14(a)
“Executive Orders”	3.26(a)
“Filing Date”	5.12(a)
“Former AT&T Employees”	6.02
“Gale Construction”	Recitals
“Gale Construction Membership Interests”	Recitals
“Gale Intellectual Property”	3.12
“Gale Services”	Recitals
“Gale Services Membership Interests”	Recitals
“MCRLP Preferred Units”	4.03(b)
“Indemnification Threshold”	8.04(b)
“Independent Accounting Firm”	2.06(c)
“IP Licensee”	3.12
“IP Owner”	3.12
“Licensed Intellectual Property”	3.12

Definition	Location

“Loss” or “Losses”	8.02
“LP Agreement”	2.04(l)
“Material Contracts”	3.16(a)
“MCRC Common Stock”	4.03(a)
“MCRC Preferred Stock”	4.03(a)
“MCRLP”	Preamble
“Membership Interests”	Recitals
“Non-Portfolio Interest”	5.22
“Non-Portfolio Real Property Interest Purchase Agreements”	5.22
“OFAC”	3.26(b)
“OFAC Laws and Regulations”	3.26(b)
“O.P. Units”	Recitals
“Other Lists”	3.26(b)
“Patriot Act”	3.26(a)
“Plans”	3.14(a)
“Post-Closing Period”	5.24(c)
“Post-Closing Straddle Period”	5.24(a)
“Pre-Closing Period”	5.24(c)
“Pre-Closing Straddle Period”	5.24(a)
“Pre-Closing Tax Return”	5.24(a)
“Preliminary Statement of Working Capital”	2.06(a)
“Pro Rata Portion”	2.02(b)
“Proceeding”	5.24(b)
“Prohibited Person”	3.26(b)
“Purchase Price”	2.02(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	8.02
“Purchaser Representatives”	5.02(a)
“Real Estate Agreement”	2.03
“Reference Companies”	2.04(f)
“Registrable Securities”	5.12(a)
“Registration Losses”	5.12(c)
“Registration Rights Agreement”	5.12
“REIT”	5.23
“Representatives”	5.03
“Restricted Period”	5.05(a)
“ROFO Notice”	5.08(b)
“ROFO Properties”	5.08(a)
“Sanofi Receivable”	5.11(b)
“SCG”	Preamble
“SDN List”	3.26(b)
“SEC Reports”	4.06(a)

Definition	Location

“SG”	Preamble
“Seller” or “Sellers”	Preamble
“Sellers’ Representatives”	5.24(b)
“Seller Indemnified Party”	8.03
“Straddle Period”	5.24(a)
“Straddle Returns”	5.24(a)
“Tax Claim”	5.24(b)
“Territory”	5.05(a)
“Terrorism Executive Order”	3.26(a)
“Third Party Claim”	8.05(b)
“Transfer”	3.17(b)
“Transferred Leases”	5.07
“WARN”	3.14(g)

Section 1.03.          Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such word or words of similar import;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns;

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i)            references to “day” or “days” are to calendar days;

(j)            whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders; and

(k)           any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable electronic (including e-mail) means of communication.

Article II

PURCHASE AND SALE

Section 2.01.          Contribution, Purchase and Sale of the Membership Interests.   Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall contribute, sell, assign, transfer and deliver to the Purchaser all of the Membership Interests, and the Purchaser shall, and MCRLP shall cause the Purchaser to, accept as a capital contribution and purchase from the Sellers all of the Membership Interests free and clear of all Encumbrances (other than such Encumbrances as may be created by actions of MCRLP or the Purchaser).

Section 2.02.          Purchase Price.

(a)           Subject to adjustment as set forth in Section 2.06, the purchase price to be paid in consideration for all of the Membership Interests shall be (x) an aggregate amount equal to Twenty Two Million Dollars ($22,000,000) (the “Purchase Price”), which shall consist of (i) Ten Million Dollars ($10,000,000) in the form of 224,719 O.P. Units (the “Closing O.P. Units”), and (ii) Twelve Million Dollars ($12,000,000) in cash (the “Closing Cash Payment”) and (y) the additional purchase consideration contemplated by Section 2.02(c) below.  The Closing O.P. Units shall be issued in consideration of the contribution of a portion of the Membership Interests to the capital of MCRLP, and the cash portion of the Purchase Price shall be paid in consideration of the sale of a portion of the Membership Interests to Purchaser.

(b)           The Purchase Price will be payable ratably to the Sellers in accordance with their direct or indirect ownership percentage of Gale Services and Gale Construction immediately prior to the Closing, with each percentage amount being such Seller’s “Pro Rata Portion”, in each case as specified in Exhibit B.  The Closing Cash Payment shall be made by wire transfer to the Purchase Price Bank Account.  O.P. Unit Certificates in the form of Exhibit C representing the Closing O.P. Units shall be issued by MCRLP to Sellers on the Closing Date.  The Sellers will subsequently allocate to the accounts of each of the Sellers their respective Pro Rata Portion of the Closing Cash Payment, if any, and distribute the O.P. Unit Certificates representing the Closing O.P. Units to the Sellers as specified in Exhibit B.

(c)           As additional consideration for the Membership Interests, the Purchaser agrees to pay, and MCRLP agrees to cause the Purchaser to pay, an aggregate amount of up to Eighteen Million Dollars in cash ($18,000,000) (the “Earnout”), if any, determined in the manner set forth in Exhibit D hereto and payable at the times set forth therein.  The Purchase Price shall be deemed to include and be increased by any amounts payable to Sellers pursuant to Exhibit D.

Section 2.03.          Closing.  Upon the terms of this Agreement and subject to the satisfaction or waiver of the conditions of this Agreement, the sale and purchase of the

Membership Interests contemplated by this Agreement shall take place at a Closing to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, not earlier than 10:00 a.m. (New York City time) on the fifth (5th) Business Day after the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 7.01(b) and Section 7.02(b) or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the “Closing”).  The date upon which the Closing occurs is referred to as the “Closing Date.”  Notwithstanding the foregoing, the parties shall cause the Closing to occur prior to or simultaneously with the consummation of the transactions contemplated by that certain Contribution and Sale Agreement by and among Gale SLG NJ LLC, a Delaware limited liability company, Gale SLG Ridgefield Mezz LLC, a Delaware limited liability company, Gale SLG NJ Mezz LLC, a Delaware limited liability company, and Mack-Cali Ventures L.L.C. (or its Affiliates) (the “Real Estate Agreement”), unless the Real Estate Agreement shall have been terminated prior to the Closing.  In addition, notwithstanding anything to the contrary contained in this Agreement, if the parties to the Real Estate Agreement shall consummate the transactions contemplated by the Real Estate Agreement, unless this Agreement shall have been terminated prior to such consummation pursuant to the provisions of Article IX, MCRLP and the Purchaser shall automatically be deemed to have waived any and all conditions specified in Article VII and any and all rights to termination specified in Article IX and shall be required to consummate the transactions contemplated hereby as expeditiously as possible on the day of consummation of the transactions contemplated by the Real Estate Agreement; provided, however, the Purchaser shall retain any and all rights it shall otherwise have under this Agreement, including without limitation the Purchaser’s rights and remedies under Article VIII.

Section 2.04.          Closing Deliveries by the Sellers.  At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)           a duly executed Assignment of Membership Interests to Purchaser in the form attached hereto as Exhibit E, and such other instruments or documents reasonably satisfactory to the Purchaser and executed by the Sellers evidencing the transfer of the Membership Interests to the Purchaser and admission of the Purchaser as a member of each of the Companies;

(b)           executed counterparts of any Ancillary Agreements as executed by the Sellers or any of the appropriate Companies, Subsidiaries or subsidiaries of the Sellers;

(c)           a receipt to the Purchaser for the Purchase Price;

(d)           a written resignation of each of the managers of the Companies and each of the Subsidiaries;

(e)           a written release and waiver from SG;

(f)            preliminary unaudited consolidating pro forma balance sheets and income statements for each of The Gale Company L.L.C., Gale Global Facility Services, L.L.C., Gale Services, Gale Construction and The Gale Construction Company, L.L.C. (collectively, the “Reference Companies”) as of and for the period from January 1, 2006 to February 28, 2006 (the

“2006 Interim Financial Statements”) (it being understood that any reference in this Agreement to the Reference Companies shall mean such entities without the Excluded Assets and after giving effect to the provisions of Section 5.11);

(g)           a true and complete copy, certified by a duly authorized officer, of SCG, of the resolutions duly and validly adopted by the members of the board of directors of SCG evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(h)           a certificate of a duly authorized officer of SCG certifying the names and signatures of the officer of SCG authorized to sign this Agreement and any Ancillary Agreements;

(i)            a certificate of the Sellers certifying as to the matters set forth in Section 7.02(a) as of the Closing Date;

(j)            a certificate signed by each Seller, or, if applicable, an officer or partner of such Seller in the form prescribed by Treasury Regulation Section 1445-2(b)(2) and annexed hereto as Exhibit G, to the effect that such Seller is not a “foreign person” as that term is defined in Section 1445(f)(3) of Code, in order to avoid the imposition of the withholding tax payment pursuant to Section 1445 of the Code;

(k)           control over all organizational documents of the Companies and Subsidiaries, including, without limitation, limited liability company agreements, operating agreements, partnership agreements, and management agreements;

(l)            counterpart signature pages to the Second Amended and Restated Agreement of Limited Partnership of MCRLP (the “LP Agreement”), executed by each of the Sellers;

(m)          control over all books, records, financial statements, general ledgers, employee benefits plan documents, leases, real property management agreements, construction management agreements, leasing and real estate brokerage services agreements, files, statements, Tax Returns, market studies, plans, specifications, reports, tests and other materials of any kind owned by or in the possession of any Seller or any of the Companies which are used by any of the Companies in the conduct or operation of the Business;

(n)           good standing certificates from each jurisdiction in which the Companies and each of the Subsidiaries are organized and such other jurisdictions in which the Companies and each of the Subsidiaries are qualified to conduct business and for which Sellers have received good standing certificates; and

(o)           such other documents as may be reasonably required or appropriate to effectuate the consummation of the transactions contemplated by this Agreement.

Section 2.05.          Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall, and MCRLP shall cause the Purchaser to, deliver or cause to be delivered to the Sellers:

(a)           certificates in the form attached hereto as Exhibit C representing the Closing O.P. Units allocated among the Sellers as set forth on Exhibit B hereto;

(b)           the Closing Cash Payment by wire transfer in immediately available funds to the Purchase Price Bank Account by wire transfer in immediately available funds;

(c)           executed counterparts of any Ancillary Agreements as executed by the Purchaser;

(d)           a true and complete copy, certified by a duly authorized officer of each of MCRLP and the Purchaser, of the resolutions duly and validly adopted by the board of directors of each of MCRC, as the general partner of MCRLP, and the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(e)           a certificate of a duly authorized officer of each of MCRC, as the general partner of MCRLP, and the Purchaser certifying the names and signatures of the officer of each of MCRLP and the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

(f)            a certificate of a duly authorized officer of each of MCRC, as the general partner of MCRLP, and the Purchaser certifying as to the matters set forth in Section 7.01(a) as of the Closing Date.

Section 2.06.          Post-Closing Adjustment of Purchase Price.  The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.06:

(a)           Preliminary Statement of Working Capital.  The Sellers shall deliver to the Purchaser, five (5) Business Days prior to Closing, an estimated consolidating statement of Working Capital of the Reference Companies as of the Closing Date (the “Preliminary Statement of Working Capital”), which shall be prepared in accordance with the accounting principles, practices, policies and methodologies of the balance sheets of the Reference Companies included in the 2005 Financial Statements, provided that such principles, practices, policies and methodologies are in accordance with GAAP (the “2005 Balance Sheets”).  The Preliminary Closing Statement of Working Capital shall set forth the estimated Working Capital of the Reference Companies as of the Closing Date, provided, that the Preliminary Statement of Working Capital and the Closing Statement of Working Capital shall include a reserve of 1.5% against all receivables included therein.

(b)           Closing Statement of Working Capital.  Within ninety (90) days following the Closing Date, Purchaser shall deliver to the Sellers an unaudited consolidating statement of Working Capital of the Reference Companies as of the Closing Date (the “Closing Statement of Working Capital”) prepared in accordance with the accounting principles, practices, policies and methodologies of the 2005 Balance Sheets, provided that such principles, practices, policies and methodologies are in accordance with GAAP.  The Closing Statement of Working Capital shall set forth the Net Working Capital of the Reference Companies as of the Closing Date (the “Closing Net Working Capital”), provided, that the Preliminary Statement of Working Capital and the Closing Statement of Working Capital shall include a reserve of 1.5% against all receivables included therein.

(c)           Disputes.  (i) Subject to clause (ii) of this Section 2.06(c), the Closing Statement of Working Capital delivered by the Purchaser to the Sellers shall be final, binding and conclusive on the parties hereto.

(ii)           The Sellers shall have the right to dispute any amounts reflected on the Closing Statement of Working Capital, but only on the basis that the amounts reflected on the Closing Statement of Working Capital were not calculated in accordance with the accounting principles, practices, policies and methodologies of the 2005 Balance Sheets or were arrived at based on mathematical or clerical error; provided, however, that the Sellers shall have notified Purchaser in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within fifteen (15) Business Days of the delivery of the Closing Statement of Working Capital to the Sellers.  The Purchaser shall provide to the Sellers and their designated independent public accountants access to such of the Company’s records that were delivered to Purchaser prior to or at the Closing, as well as any other records as may  reasonably be required for the review of the Closing Statement of Working Capital.  In the event of such a dispute, the Sellers and the Purchaser and their respective independent public accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto.  If the Sellers and the Purchaser are unable to reach a resolution with such effect within thirty (30) days after the receipt of the Sellers’ written notice of dispute, the Sellers and the Purchaser shall submit the items remaining in dispute for resolution to KPMG, LLP or another independent public accounting firm of national reputation mutually acceptable to Purchaser and Sellers, provided, that neither Purchaser, MCRLP or Sellers have had a prior relationship with such firm (such accounting firm being referred to herein as the “Independent Accounting Firm”), which Independent Accounting Firm shall, within sixty (60) days after such submission, determine and report (in a written, reasoned manner) to the Sellers and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Purchaser.  The fees and disbursements of the Independent Accounting Firm shall be shared equally between the Sellers, on the one hand, and the Purchaser, on the other hand.

In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(d)           Purchase Price Adjustment.  The Closing Statement of Working Capital shall be deemed final and binding for the purposes of this Section 2.06 upon the earliest of (i) the failure of the Sellers to notify the Purchaser of a dispute within fifteen (15) Business Days of the Purchaser’s delivery of the Closing Statement of Working Capital to the Sellers, (ii) the resolution of all disputes, pursuant to Section 2.06(c)(ii), by the Sellers and the Purchaser, and (iii) the resolution of all disputes, pursuant to Section 2.06(c)(ii), by the Independent Accounting Firm.  Within five (5) Business Days of the Closing Statement of Working Capital being deemed final and binding, a Purchase Price adjustment shall be made as follows:

(A)          In the event that the Working Capital Target exceeds the Closing Net Working Capital reflected on the final Closing Statement of Working Capital,

then the Purchase Price shall be adjusted downward in an amount equal to such excess and the Sellers, jointly and severally, shall pay the amount of such excess to the Purchaser by wire transfer in immediately available funds; or

(B)           In the event that the Closing Net Working Capital reflected on the final Closing Statement of Working Capital exceeds the Working Capital Target, then the Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall pay the amount of such excess to the Sellers by wire transfer in immediately available funds.

(e)           Interest on Payments.  Any payments required to be made pursuant to Section 2.06(c) shall bear interest from the date of the Closing through the date of payment at the prime rate of interest published by Citibank, N.A. (or any successor thereto) from time to time as its reference prime rate from the date of the Closing to the date of each payment.

Article III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each of the Sellers hereby, jointly and severally, represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows (it being expressly understood and agreed that the Sellers’ representations and warranties, individually and in their entirety, exclude any representations and warranties whatsoever relating to the Excluded Assets):

Section 3.01.          Organization, Authority and Qualification of the Sellers; Companies.

(a)           SCG (i) is duly organized and validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and (ii) has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by SCG, the performance of its obligations hereunder and thereunder and the consummation by SCG of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of SCG and no other action by SCG is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)           Each of the Companies (i) is duly organized and validly existing as a limited liability company and is in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such company and to carry on its business as it has been and is currently conducted by such company and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.01(b) of the Disclosure Schedule.  In addition, none of the Companies owes any franchise, property or other similar entity level taxes in any jurisdiction in which such Company conducts any business.

(c)           This Agreement has been, and upon its execution and the execution of the applicable Ancillary Agreements shall be, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon its execution each of the applicable Ancillary Agreements shall constitute, a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its respective terms.

Section 3.02.          Subsidiaries.

(a)           Section 1.01(c) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Companies (other than the Excluded Assets), the authorized capital stock or other ownership interests of each Subsidiary and the holders thereof. Other than the Subsidiaries and the Excluded Assets, there are no other corporations, partnerships, limited liability companies, joint ventures, associations or other entities in which the Companies or any of their Subsidiaries own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  Other than the Subsidiaries, neither Gale Services, Gale Construction nor any of their Subsidiaries is a member of (nor is any part of the Business conducted through) any partnership, joint venture or similar arrangement nor is Gale Services, Gale Construction nor any of their Subsidiaries a participant in any partnership, joint venture or similar arrangement.

(b)           Each Subsidiary that is a corporation (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.02(b) of the Disclosure Schedule, except as otherwise indicated thereon.  In addition, no Subsidiary that is a corporation owes any franchise, property or other similar corporate level taxes in any jurisdiction in which such Subsidiary conducts any business.

(c)           Each Subsidiary that is a partnership or limited liability company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.02(c) of the Disclosure Schedule, except as otherwise indicated thereon.  In addition, no Subsidiary that is a partnership or limited liability company owes any franchise, property or other similar entity level taxes in any jurisdiction in which such Subsidiary conducts any business.

Section 3.03.          Ownership of the Membership Interests and Subsidiaries.

(a)           As of the date hereof, the Sellers have good and marketable title to, and are the lawful record and beneficial owners of, 100% of the Membership Interests, free and clear of all Encumbrances, and the Membership Interests represent all of the beneficial, voting, management, contingent, economic interest and other right, title and interest in and to the Companies.

(b)           With respect to the Membership Interests, there are no (i) outstanding ownership interests in Gale Services and Gale Construction other than the Membership Interests owned and held by the Sellers, (ii) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Sellers or their respective affiliates is a party or by which any of the foregoing is bound, which obligate the Sellers or their respective affiliates to issue, create, deliver and/or provide additional ownership interests in Gale Services and Gale Construction or (iii) arrangements or undertakings which obligate the Sellers or their respective affiliates to issue, grant, extend or enter into any security, option, warrant, call, right, commitment, agreement, arrangement or other undertaking with respect to the Companies or the Membership Interests.  No person or entity has any voting or management rights with respect to the Companies other than the Sellers as set forth in and subject to the Companies’ organizational documents.

(c)           Other than as set forth on Section 3.03(c) of the Disclosure Schedule, the Companies own 100%, free and clear of all Encumbrances, directly or indirectly, of, and have sole voting and dispositive power with respect to, all of the ownership interests of each of the Subsidiaries, and there are no (i) outstanding ownership interests in any Subsidiary other than the ownership interests owned and held by the Companies, (ii) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Companies are a party or by which any of the foregoing is bound, which obligate the Companies to issue, create, deliver and/or provide additional ownership interests in any Subsidiary or (iii) arrangements or undertakings which obligate the Companies to issue, grant, extend or enter into any security, option, warrant, call, right, commitment, agreement, arrangement or other undertaking with respect to any Subsidiary.  No person or entity has any voting or management rights with respect to the Subsidiaries other than the Companies as set forth in and subject to the Subsidiaries’ organizational documents.

Section 3.04.          No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and except as may result from any facts or circumstances relating solely to MCRLP or the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation, bylaws, trust or certificate of organization, operating agreement, shareholder agreement, partnership agreement, or management agreement (or similar organizational documents) of the Sellers, Gale Services, Gale Construction or the Subsidiaries, (b) conflict with or violate, in any material respect, any Law or Governmental Order applicable to the Sellers, Gale Services, Gale Construction or the Subsidiaries, and (c) except as set forth in Section 3.04 of the Disclosure Schedule, violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give others rights of termination, modification, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers, the Companies or any Subsidiary is a party, except, in the case of clause (c), other than with respect to the Material Contracts, for violations, failures to file, obtain or notify or breaches, conflicts, defaults, or liens which would not have a Material Adverse Effect.

Section 3.05.          Governmental Consents and Approvals.  Except as set forth in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and the consummation of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, permit, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as may be necessary as a result of any facts or circumstances relating solely to MCRLP, the Purchaser or any of their Affiliates.

Section 3.06.          Financial Information.  The Sellers have heretofore furnished the Purchaser with true and complete copies of the audited consolidating financial statements as of and for the fiscal year ended December 31, 2004 for The Gale Company L.L.C. (the “2004 Financial Statements”).  Section 3.06 of the Disclosure Schedules sets forth preliminary unaudited consolidating pro forma balance sheets and income statements for each of the Reference Companies as of and for the fiscal year ended as of December 31, 2005 (the “2005 Financial Statements”).  The 2004 Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of The Gale Company L.L.C. as of such dates and the results of operations for The Gale Company L.L.C. as of the dates thereof or the periods covered thereby.  The 2006 Interim Financial Statements when delivered shall be prepared in accordance with the books and records of the Reference Companies, but lack footnotes and other presentation items required under GAAP and are subject to further review and adjustment.  The 2005 Financial Statements have been prepared in accordance with GAAP (except that they lack footnotes and other presentation items required under GAAP) applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial condition of the Reference Companies as of such dates and the results of operations for the Reference Companies as of the dates thereof or the periods covered thereby.

Section 3.07.          Absence of Undisclosed Liabilities.  There are no Liabilities of the Companies and the Subsidiaries of any nature required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in a footnote thereto, other than Liabilities (a) reflected on or reserved against on the 2005 Financial Statements, (b) set forth in the Disclosure Schedules, (c) incurred since the Financial Statements Date in the ordinary course of business consistent with past practices and which would not have a Material Adverse Effect.

Section 3.08.          Conduct in the Ordinary Course.  Since the Financial Statements Date, except as set forth in Section 3.08 of the Disclosure Schedule, the Business has been conducted in the ordinary course and there has not occurred any Material Adverse Effect and none of the Companies or the Subsidiaries has taken any action (or failed to take any action) that, if taken after the date hereof, would constitute a violation of Section 5.01.

Section 3.09.          Litigation.  Except as set forth in Section 3.09 of the Disclosure Schedule, as of February 15, 2006 (such Section 3.09 of the Disclosure Schedule to be updated five (5) Business Days prior to the Closing Date), there is no Action by or against Gale Services, Gale Construction or the Subsidiaries or the Business pending before any Governmental Authority, or, to the Sellers’ Knowledge, threatened.

Section 3.10.          Compliance with Laws.  Except as set forth in Section 3.10 of the Disclosure Schedule and as would not (i) adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) otherwise have a Material Adverse Effect, each of Gale Services, Gale Construction and the Subsidiaries has conducted the Business in accordance with all applicable Laws and Governmental Orders and none of Gale Services, Gale Construction or the Subsidiaries are in violation of any such Law or Governmental Order.

Section 3.11.          Environmental Matters.

(a)           Except as disclosed in Section 3.11(a) of the Disclosure Schedule or as would not have a Material Adverse Effect, (i) each of Gale Services, Gale Construction and the Subsidiaries are in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Environmental Permits, (ii) there are no written claims pursuant to any Environmental Law pending or, to the Sellers’ Knowledge, threatened, against Gale Services, Gale Construction or the Subsidiaries, and (iii) the Sellers have provided the Purchaser with copies of any and all (A) environmental reports submitted to any Governmental Authority, (B) any orders, directives or no further action letters received from any Governmental Authority relating to any Environmental Laws, and (C) any environmental assessment or audit reports or other similar studies or analyses generated within the last three (3) years and in the possession or control of the Sellers, Gale Services or Gale Construction, that relate to the Business.

(b)           Each of MCRLP and the Purchaser acknowledges that other than the representations and warranties contained in Section 3.09, (i) the representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, or to this Agreement or its subject matter and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 3.12.          Intellectual Property. Except as would not have a Material Adverse Effect or as set forth on Section 3.12 of the Disclosure Schedule (a) the conduct of the Business as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Sellers, the Companies or the Subsidiaries that the conduct of the Business as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Companies or the Subsidiaries (each, an “IP Owner”) which is material to the Business as currently conducted and is identified in Section 3.12 of the Disclosure Schedule (“Gale Intellectual Property”), the IP Owner is the owner of the entire right, title and interest in and to such Gale Intellectual Property and is entitled to use such Gale Intellectual Property in the continued operation of the Business; (c) with respect to each item of Intellectual Property licensed to Gale Services, Gale Construction or the Subsidiaries (each, an “IP Licensee”) that is material to the Business as currently conducted (“Licensed Intellectual Property”), and is identified in Section 3.12 of the Disclosure Schedule, the IP Licensee has the right to use such Licensed Intellectual Property in the continued

operation of the Business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (d) the Gale Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) to the Sellers’ Knowledge, no person is engaging in any activity that infringes upon the Gale Intellectual Property; (f) to the Sellers’ Knowledge, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (g) Sellers are not in breach of, or default under, any license of the Licensed Intellectual Property and have not received written notice of any breach or default thereof; (h) to the Sellers’ Knowledge, no licensor of any license of the Licensed Intellectual Property is in breach thereof or default thereunder; and (i) neither the execution of this Agreement nor the consummation of any transaction shall adversely affect any of Gale Services, Gale Construction or any Subsidiary’s material rights with respect to the Gale Intellectual Property or the Licensed Intellectual Property.

Section 3.13.          Owned and Leased Real Property.

(a)           None of the Companies nor any of the Subsidiaries owns any Real Property.

(b)           Section 3.13(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  Except as described in Section 3.13(b) of the Disclosure Schedule, (i) the Sellers have delivered to the Purchaser true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property, (ii) Sellers have received no written notice of a breach or default of any such lease (which have not been cured), and (iii) there has not been any sublease or assignment entered into by the Companies or any Subsidiary in respect of the leases relating to the Leased Real Property.  Other than as set forth on Section 3.13(b) of the Disclosure Schedule, there has been no breach or default of any lease identified in Section 3.13(b) of the Disclosure Schedule, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 3.14.          Employee Benefit Matters.

(a)           Section 3.14(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Companies or the Subsidiaries are a party, have any liability, contingent or otherwise, have any obligation or which are maintained, contributed to or sponsored by the Companies or any of the Subsidiaries for the benefit of any current or former employee, officer or director of Gale Services, Gale Construction or any of the Subsidiaries, (ii) each employee benefit plan for which the Companies or any of the Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Companies or any of the Subsidiaries could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Companies, any of the Subsidiaries and any of their employees (collectively, the “Plans”).

The Sellers have made available to the Purchaser a true and complete copy of each Plan and all amendments, summary plan descriptions, and each summary of material modifications and the most recent IRS determination letter relating thereto.  Neither the Companies nor the Subsidiaries have taken action, or have any express or implied commitment to take action (i) to create, or incur any material liability with respect to or cause to exist any other material employee benefit plan, program or arrangements (ii) to enter into any material contract or agreement to provide compensation or benefits to any officer or director, or (iii) to modify, change or terminate any Plan in any material respect, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws.  Each of the Companies and the Subsidiaries has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Sellers have no Knowledge of any material default or violation by any party to, any Plan.  No Action is pending or, to the Sellers’ Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Sellers’ Knowledge, no fact or event exists that could give rise to any such Action.

(c)           Except as set forth on Section 3.14 of the Disclosure Schedule, neither Gale Services, Gale Construction nor the Subsidiaries have ever maintained or contributed to a defined benefit pension plan subject to the provisions of Title IV of ERISA.  Neither Gale Services, Gale Construction or any of the Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums of the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any multiemployer plan within the meaning of Section 3 (37) or 4001 (a)(3) of ERISA, or from any single employer plan (within the meaning of Section 4001 (a)(15) of ERISA) for which any of such entities could incur liability under section 4063 or 4064 of ERISA.  None of the transactions contemplated by this Agreement shall give rise to a complete or partial withdrawal within the meaning of Section 4203 and 4205 of ERISA, respectively.

(d)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e)           Neither Gale Services, Gale Construction nor the Subsidiaries has ever maintained a retiree medical program for their employees or former employees.

(f)            No Plan provides that any director or officer or other employee of Gale Services, Gale Construction or the Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby or as the result of any termination of employment in connection with such transactions; and such transactions will not result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g)           Gale Services, Gale Construction and the Subsidiaries are each in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and have no liabilities pursuant to WARN.

(h)           Each Plan that is an employee welfare benefit plan complies and has complied with the continuation coverage (“COBRA”) requirements of Section 4980B of the Code to the extent such Section is applicable to such Plan.

(i)            Section 6.02 of the Disclosure Schedule is a true, correct and complete list of all of the employees which are subject to the AT&T Agreement.

Section 3.15.          Taxes.  Except as set forth on Section 3.15 of the Disclosure Schedule:

(a)           Each of the Companies and each of the Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.  Each of the Companies and each of the Subsidiaries has withheld or collected and has paid over to the appropriate taxing authority (or is properly holding for payment to such taxing authority) all Taxes required by law to be withheld or collected.

(b)           No Tax Return of the Companies or any Subsidiary has been examined or audited by any taxing authority or is currently being examined or audited by any taxing authority or is the subject of a pending examination.  All assessments for Taxes due with respect to any completed or settled examinations or any concluded litigation relating to such Tax Returns have been fully paid.  None of the Companies or the Subsidiaries have entered into or has been the subject of a closing agreement with any taxing authority with respect to Taxes.

(c)           There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Companies or the Subsidiaries.  None of the Companies or any Subsidiaries are bound by or subject to any tax sharing, allocation or similar agreement or any indemnification or reimbursement agreement with respect to Taxes.

(d)           Each of the Companies and the Subsidiaries have at all times been classified and treated as a partnership or disregarded entity and not as an association taxable as a corporation for federal income tax purposes in each state and local jurisdiction in which it files Tax Returns.

(e)           None of the Companies nor the Subsidiaries are subject to any private letter ruling of the IRS or comparable rulings of another taxing authority.

(f)            None of the Sellers is a foreign person within the meaning of Section 1445 of the Code or any other laws requiring withholding of amounts paid to foreign persons.

(g)           No agreement or waiver extending any statute of limitations on or extending the period for the assessment or collection of any Tax has been executed or filed on behalf of or with respect to the Companies or any Subsidiaries.  No power of attorney on behalf of the Companies or the Subsidiaries with respect to any Tax matter is currently in place.

(h)           None of the Companies or the Subsidiaries (i) has “participated” in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (ii) has taken any reporting position on a Tax Return, which reporting position (1) if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such statute or state, local or foreign Tax law), and (2) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute or state, local or foreign Tax law).

(i)            None of the Companies or the Subsidiaries or any other Person on behalf of and with respect to any Company or any Subsidiary has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Companies or the Subsidiaries, and, to the Sellers’ Knowledge, the IRS has not proposed any such adjustment or change in accounting method, or (ii) any application pending with any taxing authority requesting permission for any change in accounting method that relates to the business or operations of the Companies or the Subsidiaries or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Companies or the Subsidiaries; and

(j)            None of the Companies or the Subsidiaries is or has been a member of a consolidated, combined or unitary group for which any Company or any Subsidiary for which such Company or Subsidiary is or may be liable pursuant to Treasury Regulations Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

Section 3.16.          Contracts.

(a)           Section 3.16(a) of the Disclosure Schedule contains a true and complete list of each of the following contracts and agreements of the Companies and the Subsidiaries (such contracts and agreements being “Material Contracts”):

(i)            all property management contracts, facility management contracts and construction management contracts with owners of properties where the Companies and the Subsidiaries conduct the Business;

(ii)           all contracts and agreements relating to indebtedness for borrowed money, including all capital leases;

(iii)          all contracts and agreements that limit or purport to limit the ability of Gale Services, Gale Construction or any of the Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv)          all other contracts and agreements which are material to the Business; and

(v)           all contracts, agreements and obligations between or among any of SG, Mark Yeager, Ronald Gentile, Steven Cusma, Ian Marlow, Thomas Walsh, the Sellers, the Companies, the Subsidiaries and any of their respective Affiliates.

(b)           Except as disclosed in Section 3.16(b) of the Disclosure Schedule, each Material Contract (i) was entered into in the ordinary course of business and (ii) is valid and binding on the Companies or the Subsidiaries, as the case may be, and, to the Sellers’  Knowledge, the counterparties thereto, is in full force and effect and (iii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence.  Except as disclosed in Section 3.16(b) of the Disclosure Schedule, none of the Companies or the Subsidiaries or, to Seller’s Knowledge, by any other party thereto, are in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.  The Companies and Subsidiaries are not restricted by any agreement from carrying on the Business in any geographic location.  There are no negotiations pending or in progress to revise any Material Contract in any material respect, other than change orders, changes in scope, or other changes in the ordinary course of business with respect to construction management agreements.

(c)           The Sellers have provided the Purchaser with true, accurate and complete copies of all Material Contracts.

Section 3.17.          Securities Matters.  Each Seller:

(a)           acknowledges that its representations and warranties contained herein are being relied upon by the Purchaser and MCRLP as a basis for the exemption of the issuance of the O.P. Units hereunder from the registration requirements of the Securities Act and any applicable state securities laws;

(b)           is acquiring the O.P. Units solely for its/his own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof that would require registration under the Securities Act or applicable state securities laws or would otherwise violate the Securities Act or state securities laws.  Each such Seller further agrees and acknowledges that it is not permitted to offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (“Transfer”) any of the O.P. Units except as provided in this Agreement, the LP Agreement and Section 5.12;

(c)           is knowledgeable, sophisticated and experienced in business and financial matters, fully understands the limitations on transfer described in this Agreement and the LP

Agreement, and is able to bear the economic risk of holding the O.P. Units for an indefinite period and is able to afford the complete loss of its investment in the O.P. Units;

(d)           has received and reviewed the LP Agreement and had the opportunity to review the documents filed by MCRLP under the Securities Exchange Act, and all registration statements and related prospectuses and supplements filed by MCRLP and declared effective under the Securities Act and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, as well as MCRLP and the business and prospects of MCRLP which such Seller deems necessary to evaluate the merits and risks related to its investment in the O.P. Units;

(e)           acknowledges that it has been advised that (i) the Closing O.P. Units must be held indefinitely, and such Seller will continue to bear the economic risk of the investment in the O.P. Units, unless the Contributor Units are redeemed pursuant to the LP Agreement, this Agreement or are subsequently Transferred or registered under the Securities Act or an exemption from such registration is available, (ii) it is not anticipated that there will be any public market for the O.P. Units at anytime, (iii) Rule 144 promulgated under the Securities Act may not be available with respect to the sale of any securities of MCRLP (and that upon redemption of the O.P. Units in MCRLP for shares of MCRC Common Stock a new holding period under Rule 144 may commence), and MCRLP has made no covenant, and makes no covenant, to make Rule 144 available with respect to the sale of any securities of MCRLP, (iv) a restrictive legend as set forth in paragraph (h) below shall be placed on the certificates representing the O.P. Units, and (v) a notation shall be made in the appropriate records of MCRLP indicating that the O.P. Units are subject to restrictions on Transfer;

(f)            acknowledges that:  (i) the redemption of O.P. Units for, at the option of MCRLP acting through MCRC, shares of MCRC Common Stock is subject to certain restrictions contained in the LP Agreement; and (ii) the shares of said common stock which may be received upon such a redemption may, under certain circumstances, be restricted securities and be subject to limitations as to Transfer, and therefore subject to the risks referred to in subsection (b) above.  Notwithstanding anything herein or in the LP Agreement to the contrary, each Seller hereby acknowledges and agrees that it may not exercise the Redemption Rights (as defined in the LP Agreement) until after the date which is three (3) years from the Closing Date;

(g)           is an “accredited investor” pursuant to Rule 501(a) of Regulation D under the Securities Act by reason of the fact that it is an entity in which all of the equity owners are “accredited investors”; and

(h)           understands that the O.P. Units will bear the following legend (or a substantially similar legend):

“THE UNITS REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP DATED AS OF DECEMBER 11, 1997 (A COPY OF WHICH IS

ON FILE WITH MCRLP), AS AMENDED, AND THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT BY AND AMONG MR. STANLEY C. GALE, SCG HOLDING CORP., MACK-CALI ACQUISITION CORP. AND MCRLP DATED AS OF MARCH 7, 2006 (A COPY OF WHICH IS ON FILE WITH MCRLP; THE “PURCHASE AGREEMENT”).  EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENTS, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (B) IF MCRLP HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER.  IN ADDITION, THE UNITS ARE SUBJECT TO THE PROVISIONS OF SECTION 5.17 OF THE PURCHASE AGREEMENT.”

Section 3.18.          Brokers.  Except as set forth on Section 3.18 of the Disclosure Schedule, no agent, broker, Person, firm, finder or investment banker acting on behalf of the Sellers, the Companies or the Subsidiaries is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

Section 3.19.          Labor Matters.  Except as set forth on Section 3.19 of the Disclosure Schedule, neither Gale Services, Gale Construction nor any of the Subsidiaries are subject to any collective bargaining or other labor agreement, and to Sellers’ Knowledge, there are no union organization efforts underway among the employees of such entities.  There are no strikes, slowdowns or work stoppages pending, or, to the Sellers’ Knowledge, threatened between any of them and any of their respective employees, and none of such entities has experienced any such strike, slowdown or work stoppage within the past three years. None of Gale Services, Gale Construction or any of the Subsidiaries has breached in any material respect or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no written grievances outstanding against any of such entities under any such agreement or contract.  The Companies and each of the Subsidiaries are in material compliance with all applicable federal, state and local laws (including common law) respecting employment practices, labor, terms and conditions of employment and wages and hours and the payment and withholding of taxes, and to the knowledge of each of the same, there are no suits, actions, disputes, claims (other than routine claims for benefits), investigations, charges or audits pending or threatened relating to discrimination in employment or employment practices.

Section 3.20.          Organization Documents.  Sellers have heretofore provided Purchaser with full access to true, complete and correct copies of the organizational documents of each SCG, the Companies and the Subsidiaries, including, without limitation, certificates of incorporation, by-laws, operating agreements, limited liability company agreements and management agreements, and all such documents are in full force and effect, except where such failure to be in full force and effect would not have a Material Adverse Effect (except with respect to PW/MS OP Sub III, LLC where all such documents are in full force and effect).  None of SCG, the Companies or the Subsidiaries are in violation, in any material respect, of any provision of its respective organizational documents.

Section 3.21.          Insurance.

(a)           Section 3.21(a) of the Disclosure Schedule sets forth all insurance policies maintained by the Companies and the Subsidiaries with respect to the Business.  To Sellers’ Knowledge, all material assets, properties and risks of the Business are covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers compensation  insurance)  issued in favor of the Companies or the Subsidiaries.

(b)           Except as would not have a Material Adverse Effect or set forth on Section 3.21(b) of the Disclosure Schedules, with respect to each insurance policy of the Companies and Subsidiaries:  (i) the policy is legal, valid, binding and enforceable in  accordance  with its terms and, except for policies that have expired under their terms in the ordinary  course,  is in full force and effect; (ii) none of the Companies or Subsidiaries is in breach or default  (including  any breach or default  with respect to the payment of  premiums  or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit  termination or  modification, under the policy;  (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof; and (iv) there is no claim pending under any policy as to which coverage has been denied or disputed by the insurer.

(c)           All insurance policies listed in Section 3.21(a) of the Disclosure Schedule are outstanding and duly in force as of the date hereof.

Section 3.22.          Accounts Receivable.  Section 3.22 of the Disclosure Schedule contains a true, correct and complete list of all accounts receivables of the Companies and the Subsidiaries as of January 31, 2006.  All accounts receivable of the Companies and the Subsidiaries are bona fide and have arisen in the ordinary course of business in arms length transactions for goods actually sold and services actually performed or to be performed.  The Sellers have available in records copies of invoices (or other appropriate evidence of such accounts receivable) with respect to all such accounts receivable.

Section 3.23.          Disclosure.  The representations and warranties and the statements and information contained in this Agreement, the Ancillary Documents, each other document (including the financial statements, exhibits and schedules), certificates or other writings furnished or to be furnished by the Sellers to the Purchaser and/or MCRLP pursuant to the provisions hereof and in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such statements not misleading in light of the circumstances under which they were made.

Section 3.24.          Bank Accounts.  Section 3.24 of the Disclosure Schedule attached hereto contains a true, correct and complete list of all bank accounts maintained in the name of,

or for the benefit for any of the Sellers, the Companies or the Subsidiaries relating to the Business.

Section 3.25.          Assets.   The Assets constitute all of the assets and properties that are necessary for the conduct of the Business as currently conducted by the Companies and the Subsidiaries and immediately after the Closing, the Purchaser shall continue to be able to conduct the Business in the same manner as conducted by the Companies and the Subsidiaries prior to the Closing Date.  The Assets, other than the Excluded Assets of the Companies and the Subsidiaries, are all the Assets utilized in obtaining the financial results set forth in the 2005 Financial Statements.

Section 3.26.          OFAC.

(a)           No Seller, or any Affiliate of any of the Sellers, the Companies or the Subsidiaries, is subject to sanctions of the United States government or in violation of any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

(b)           No Seller, or any Affiliate of any of the Sellers, the Companies or the Subsidiaries, is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”), including a “Prohibited Person”.  The OFAC Laws and Regulations and the Executive Orders are collectively referred to as the “Anti-Terrorism Laws”.  “Prohibited Person” is defined as follows:

(i)            a person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(ii)           a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(iii)          a person or entity with whom any Property Owner is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Terrorism Executive Order, any other Executive Order and the Patriot Act;

(iv)          a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Terrorism Executive Order or any other Executive Order; or

(v)           (a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

(c)           Sellers have required, and have taken all reasonable measures to ensure compliance with the requirement that no Affiliate of any of the Companies or Subsidiaries is on any Lists, be a Designated Person, or be in violation of any Laws, including any OFAC Laws and Regulations.

(d)           No Seller, or any Affiliate of any of the Sellers, the Companies or the Subsidiaries, has (i) conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) dealt in, or otherwise engaged in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

Article IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND MCRLP

The Purchaser and MCRLP hereby represent and warrant to the Sellers as follows:

Section 4.01.          Organization and Authority of MCRLP and the Purchaser.

(a)           The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  MCRLP is a limited partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Purchaser and MCRLP has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Purchaser and MCRLP are each duly licensed or qualified to do business and in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business make such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser or MCRLP to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements. MCRC is the sole general partner of MCRLP.

(b)           The execution and delivery by each of the Purchaser and MCRLP of this Agreement and the Ancillary Agreements to which it is a party, the performance of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Purchaser and MCRLP have been duly authorized by all requisite corporate or partnership action on the part of the Purchaser and MCRLP, as applicable.

(c)           This Agreement has been, and upon its execution by each of Purchaser and MCRLP of the applicable Ancillary Agreements shall be, duly executed and delivered by the Purchaser and MCRLP, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon its execution and the execution of the applicable Ancillary Agreements shall constitute, the legal, valid and binding obligations of the Purchaser and MCRLP, enforceable against each of them in accordance with its terms.

Section 4.02.          Certificate of Incorporation and By-Laws. (a)  Purchaser has heretofore furnished to the Sellers a complete and correct copy of the certificate of incorporation and the by-laws of Purchaser, as amended to date.  Such certificate of incorporation and by-laws are in full force and effect and Purchaser is not in violation of any material provision of its certificate of incorporation or by-laws.

(a)           MCRLP has heretofore furnished to the Sellers a complete and correct copy of its Certificate of Limited Partnership and the LP Agreement as amended to date.  Such Certificate of Limited Partnership and LP Agreement are in full force and effect and MCRLP is not in violation of any material provision of its Certificate of Limited Partnership or the LP Agreement.

Section 4.03.          Capitalization.

(a)           The authorized capital stock of MCRC consists of (i) 190,000,000 shares of common stock, par value $.01 per share (“MCRC Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (“MCRC Preferred Stock”).  As of February 28, 2006, (i) 62,151,122 shares of MCRC Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable, (ii) no shares of MCRC Common Stock were held in the treasury of MCRC, (iii) no shares of MCRC Common Stock were held by subsidiaries of MCRC and (iv) 27,315,628 shares of MCRC Common Stock were reserved for future issuance pursuant to equity compensation awards or pursuant to the redemption provisions of the LP Agreement.  As of February 28, 2006, 10,000 shares of MCRC Preferred Stock were issued and outstanding.

(b)           As of February 28, 2006, (i) 10,000 series C preferred units of limited partnership interest of MCRLP were issued and outstanding, all of which were validly issued,

fully paid and non-assessable, and (ii) 15,592,773 O.P. Units were issued and outstanding, all of which were validly issued, fully paid and non-assessable.  As of February 28, 2006, MCRC owned 79.9% of the outstanding units of limited partnership of MCRLP.

(c)           The O.P. Units to be issued pursuant to and in accordance with Section 2.02 hereof shall be duly authorized, validly issued, fully paid and non-assessable, and shall be issued free and clear of all Encumbrances (other than restrictions of any kind set forth in the LP Agreement and in this Agreement).  Upon execution and delivery of counterpart signature pages to the LP Agreement, each of the Sellers shall be entitled to all of the rights, privileges and preferences of a limited partner in MCRLP with respect to the O.P. Units issued to such Seller.

Section 4.04.          No Conflict.  The execution, delivery and performance by each of the Purchaser and MCRLP of this Agreement and the execution, delivery and performance by each of the Purchaser and MCRLP of the Ancillary Agreements to which it is a party do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws, partnership agreement, certificate of limited partnership (or similar organizational documents) of the Purchaser and MCRLP, (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser or MCRLP or any of their respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or MCRLP is a party or by which any property or asset of the Purchaser or MCRLP is bound or affected, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser or MCRLP to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.05.          Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser, MCRLP of this Agreement and the Ancillary Agreements do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser or MCRLP of the transactions contemplated by this Agreement.

Section 4.06.          SEC Filings.  MCRLP has filed all forms, reports and documents required to be filed with the SEC since December 31, 2003 (collectively, the “SEC Reports”).  The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.07.          Form S-3 Eligibility.  MCRLP, through MCRC, is currently eligible to register the Registrable Securities on a registration statement on Form S-3 under the Securities Act.  There exist no facts or circumstances that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Registrable Securities within the time periods referred to herein.

Section 4.08.          Litigation.  No action by or against MCRLP or the Purchaser is pending or, to the knowledge of MCRLP or the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.09.          Brokers.  No agent, broker, Person, firm, finder or investment banker acting on behalf of the Purchaser or MCRLP is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.10.          Independent Investigation; Representations.  Each of MCRLP and the Purchaser has conducted or shall conduct its own independent investigation, review and analysis of the operations, the Assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by each of MCRLP and the Purchaser and its Affiliates and representatives.  In entering into this Agreement, each of MCRLP and the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers or its representatives, except the specific representations and warranties of the Sellers set forth in Article III and the Disclosure Schedule hereto.  Each of the Purchaser and MCRLP hereby acknowledge and agree that (a) other than the representations and warranties made in Article III, none of the Sellers, the Companies, the Subsidiaries, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Companies, the Subsidiaries, the Membership Interests or the Business, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing, or (iii) the probable success or profitability of the Business after the Closing and (b) other than the indemnification obligations of the Sellers set forth in Article VIII, none of the Sellers, the Companies, the Subsidiaries, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any Liability or indemnification obligation to the Purchaser, MCRLP or to any other Person resulting from the distribution to MCRLP or the Purchaser, its Affiliates or representatives of, or the their use of, any information relating to the Business, including any information, documents or material made available to MCRLP or the Purchaser, whether orally or in writing, in data rooms, management presentations, break-out discussions, responses to questions submitted on behalf of MCRLP or the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

Article V

ADDITIONAL AGREEMENTS

Section 5.01.          Conduct of Business Prior to the Closing.  The Sellers covenant and agree that, except as described in Section 5.01 of the Disclosure Schedule or as provided by Sections 5.07 and 5.11 below, between the date hereof and the Closing, the Sellers shall cause each of Gale Services, Gale Construction and the Subsidiaries to (A) conduct its operations and the Business in the ordinary course in all material respects (B) use its reasonable efforts to preserve intact in all material respects their respective business organizations and the business organization of Gale Services, Gale Construction and the Subsidiaries and (C) use its reasonable efforts to preserve for the Purchaser the relationships of Gale Services, Gale Construction and the Subsidiaries with their respective customers, suppliers, managers, employees, tenants and others having on-going relationships with any of Gale Services, Gale Construction and the Subsidiaries.  Except as described in Section 5.01 of the Disclosure Schedule or as provided by Sections 5.07 and 5.11 below, the Sellers covenant and agree that, between the date hereof and the Closing, without the prior written consent of the Purchaser, Gale Services, Gale Construction and the Subsidiaries will not:

(a)           (i) issue or sell any equity interests (partnership, membership or otherwise), notes, bonds or other securities (or any option, warrant or other right to acquire the same), (ii) redeem any of its equity interests, or (iii) declare, make or pay any dividends or distributions to the holders of equity interests, other than cash dividends, distributions and redemptions declared, made or paid by the Companies or the Subsidiaries to the Sellers;

(b)           incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business and consistent with past practice; provided that in no event shall any such indebtedness obligate the Purchaser at any time;

(c)           amend or restate the certificate of formation or operating agreement (or similar organizational documents) of the Companies or any of the Subsidiaries;

(d)           enter into any contract, or take any action to extend the term of any contract, that is not terminable on 30 days’ or less notice, in each case if such contract survives Closing, other than in the ordinary course of business and consistent with past practice; provided that in no event shall any contract or agreement which would, if entered into prior to the date hereof, be a “Material Contract” be entered into or extended following the Due Diligence Expiration Date;

(e)           permit, allow or suffer any Assets to become subjected to any Encumbrance, other than Permitted Encumbrances;

(f)            cancel any indebtedness or waive any claims or rights of value;

(g)           except for intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any Seller or any of affiliates of Sellers, the Companies or the Subsidiaries, in each instance which survive Closing;

(h)           grant or announce any increase in the salaries, bonuses or other benefits payable by the Companies or the Subsidiaries to any of the employees of the Companies or the Subsidiaries, other than as required by Law, pursuant to any Plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of the Companies or the Subsidiaries;

(i)            change any method of accounting or accounting practice or policy used by the Companies or the Subsidiaries, other than such changes required by GAAP;

(j)            fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(k)           settle or compromise any material claims of the Companies or the Subsidiaries, other than in the ordinary course of business;

(l)            change any policies, practices or procedures with respect to credit, billing and/or collection with respect to customers or payments with respect to vendors/subcontractors; or

(m)          agree to take any of the actions specified in Sections 5.01(a)-(l), except as contemplated by this Agreement.

Section 5.02.          Access to Information.

(a)           From the date hereof until the Closing, upon reasonable notice, the Sellers shall cause Gale Services, Gale Construction, the Subsidiaries and each of its officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its officers, directors, employees, agents, representatives, accountants and counsel (collectively, the “Purchaser Representatives”) with reasonable access to all of the offices, properties and books and records of Gale Services, Gale Construction and the Subsidiaries and (ii) furnish to the Purchaser Representatives such additional financial and operating data and other information regarding Gale Services, Gale Construction, the Subsidiaries or the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s sole expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Companies, the Subsidiaries or the Business.

(b)           In order to facilitate the resolution of any claims made against or incurred by the Sellers relating to the Business, for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Purchaser’s document retention policy, the Purchaser shall (i) retain the books and records relating to the Business, Gale Services, Gale Construction and the Subsidiaries relating to periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser shall notify the Sellers at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Sellers the opportunity to access such books and records in accordance with this Section 5.02(b).

Section 5.03.          Confidentiality.

(a)           The parties hereto acknowledge and agree that all customer, prospect, and marketing lists, sales data, Intellectual Property, proprietary information, trade secrets, and other confidential information of Gale Services, Gale Construction or any Subsidiary (collectively, “Confidential Information”) (i) are valuable, special and unique assets of the Companies and the Subsidiaries and (ii) are, and following the Closing, will continue to be owned exclusively by the Companies or the Subsidiaries, as the case may be.  Each party hereto agrees to, and agrees to use reasonable best efforts to cause its directors, officers, employees, partners, Affiliates, advisors and other representatives (“Representatives”) to, treat the Confidential Information, together with any other confidential information furnished to the Sellers, Gale Services, Gale Construction or the Subsidiaries by the Purchaser, on the one hand, or to Purchaser by the Sellers, Gale Services, Gale Construction or any of the Subsidiaries, on the other hand, as confidential and not to make use of such information for its own purposes other than in connection with the transactions contemplated hereby or for the benefit of any other Person (other than the Companies and the Subsidiaries and after the Closing, the Purchaser). Without limiting the generality of the foregoing and except as provided in Section 10.03 hereof, the parties expressly acknowledge and agree that the material terms of this Agreement (including, without limitation, the Purchase Price) constitute Confidential Information, and, in any event, unless otherwise publicly disclosed by the Purchaser, each party hereby agrees not to, and agrees to use reasonable best efforts to cause its Representatives not to, disclose such terms to any Person, except to the extent required by Law, in which case the non-disclosing parties will be given as much advance notice as reasonably possible with respect to the nature of such required disclosure.  To the extent the terms in this Section 5.03 conflict with the confidentiality provisions of that certain confidentiality agreement dated as of February 17, 2006, by and between the Sellers and the Purchaser (the “Confidentiality Agreement”), the terms of this Section 5.03 shall supersede the conflicting terms in the Confidentiality Agreement.  Notwithstanding anything to the contrary contained herein, the obligations of the Purchaser pursuant to this Section 5.03 shall terminate upon the Closing and the term Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by any of the parties hereto or their respective Representatives, (B) was available on a non-confidential basis prior to its disclosure, or (C) becomes available on a non-confidential basis from a source, other than any of the parties hereto or their respective Representatives, not known to be bound by confidentiality obligations with respect to such information.

(b)           Prior to the Closing, the Sellers shall not disclose to any third party any information that is not public information concerning the Purchaser and MCRLP or any transaction or potential transaction the Seller may become aware of involving the Purchaser and MCRLP without prior written consent of the Purchaser and MCRLP.

Section 5.04.          Regulatory and Other Authorizations; Notices and Consents.

(a)           Each of the parties to this Agreement shall use all reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with one another in promptly seeking to obtain all such authorizations, consents, orders and approvals.  None of the Sellers or the Companies shall be required to pay any fees or other payments in excess of $100,000 in the aggregate to any Governmental Authorities or other third parties in order to obtain any such authorization, consent, order or approval.

(b)           Except as provided in Section 10.03, each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from, or sends to, any Governmental Authority relating to the matters that are the subject of this Agreement and permit, to the extent practicable, the other party to review in advance any proposed communication by such party to any Governmental Authority.

Section 5.05.          Non-Competition; Non-Solicitation.

(a)           For a period of four (4) years after the Closing (the “Restricted Period”), the Sellers shall not (and shall cause their respective Affiliates not to), in the Territory, engage, directly or indirectly, in the Business or, without prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person engaged in the Business in the Territory; provided, however, that for the purposes of this Section 5.05, ownership of securities having no more than 4.99% of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.05 as long as the Person owning such securities has no other connection or relationship with such competitor.  For purposes of this Section 5.05, “Territory” means worldwide, other than Boston, Massachusetts, New York County, New York and the continent of Asia.

(b)           During the Restricted Period, the Sellers shall not (and shall cause their respective Affiliates not to), in the Development Territory, engage, directly or indirectly, in the business of developing real property or, without prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person engaged in the business of developing real property in the Development Territory; provided, however, that for the purposes of this Section 5.05(b), ownership of securities having no more than 4.99% of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.05(b) as long as the Person owning such securities has no other connection or relationship with such competitor.  For purposes of this Section 5.05, “Development Territory” means the State of New Jersey and the counties listed on Section 5.05(b) of the Disclosure Schedule.

(c)           During the Restricted Period, Sellers shall not hire or attempt to hire any Person who is, or was at any time six (6) months prior to the Closing Date, employed by or associated with the Companies or the Subsidiaries as an executive, officer, employee, manager, salesman, consultant, independent contractor, representative or other agent to engage in the Business in the Territory.  Notwithstanding the foregoing, if, after the date hereof, a Person is terminated by the Companies or the Subsidiaries, then, the Sellers may freely employ such Person.

(d)           If, at the time of the enforcement of this Section 5.05, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under the circumstances then existing, each of the Sellers and the Purchaser agree that it is the intention of the parties hereto that such provision should be enforceable to the maximum extent permissible under applicable Law.

(e)           Each of the Sellers acknowledge that the covenant of the Sellers set forth in this Section 5.05 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with the covenant, the Purchaser would not have entered into this Agreement.  Each of the Sellers acknowledge that this Section 5.05 constitutes an independent covenant that shall not be affected by the performance or nonperformance of any other provision of this Agreement by the Purchaser.  Each of the Sellers has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.05 are reasonable and proper.

Section 5.06.          Property Management Retention.  For a period of four (4) years after the Closing, each of the Sellers shall, and shall cause its Affiliates and all joint ventures in which it or its Affiliates have a controlling interest, to retain, on customary and reasonable terms as agreed to by the Sellers and the Purchaser, the Purchaser and its successors to manage the commercial office properties in the State of New Jersey identified in Section 5.06 of the Disclosure Schedule attached hereto which are owned or controlled by the Sellers, their Affiliates or such joint ventures, unless existing written agreements with such a joint venture partner expressly provide for the retention of an alternate manager or otherwise prohibit such retention.  In those instances in which either of the Sellers or its Affiliates do not have such controlling interest, each of the Sellers shall use its commercially reasonable efforts to have Purchaser retained, on customary and reasonable terms as agreed to by the Sellers and the Purchaser, as manager in the State of New Jersey.

Section 5.07.          Office Leases.   Prior to the Closing, the parties shall identify those office leases to which any of the Companies or any Subsidiary is a party, but the office space which is the subject of such lease is being used by an Affiliate of the Sellers which is not one of the Companies or the Subsidiaries (collectively, the “Transferred Leases”).  The parties acknowledge and agree that the leases listed in Section 5.07 of the Disclosure Schedule shall be included in the Transferred Leases.  Prior to the Closing, the parties shall use all reasonable efforts to make appropriate arrangements for the Affiliates of the Sellers currently using the office space which is the subject of the Transferred Leases to continue be able to use such office space in accordance with the terms of the Transferred Leases following the Closing.  Such arrangement may consist of, among other things, an assignment of a Transferred Lease or, if the landlord under such a Transferred Lease refuses to consent to such an assignment, then a sublease of the office space on the same terms as the Transferred Lease.

Section 5.08.          Right of First Offer.

(a)           If, at any time prior to the fourth anniversary of the Closing (the “Cut Off Date”), an investment opportunity comes to the attention of the Sellers to acquire the real properties located at 500 and 600 Hills Drive, Bedminster, New Jersey (the “ROFO Properties”), the Sellers shall grant to the Purchaser or its designated Affiliate an irrevocable right of first offer to participate in such acquisition on an equal basis with the Sellers.

(b)           In such instance, the Sellers shall give written notice (the “ROFO Notice”) to the Purchaser regarding the acquisition opportunity for the ROFO Properties and shall describe all the material business terms of the opportunity. Within thirty (30) calendar days of its receipt of the ROFO Notice, the Purchaser may elect to exercise its right of first offer to participate in the acquisition of the ROFO Properties by delivering to the Sellers its written acceptance of the right of first offer, which acceptance shall set forth its intent to pursue a participation in the acquisition of the ROFO Properties. In the event such written acceptance shall not be received by the Sellers within such ten (10) Business Day acceptance period, to the extent the ROFO Properties remain available for purchase, the Sellers may solicit or offer the participation in the acquisition of the ROFO Properties to a third party, or may otherwise elect to pursue such acquisition without the participation of Purchaser.

(c)           The Sellers hereby further agree to use their commercially reasonable efforts to grant to the Purchaser or its designated Affiliate at any time prior to the Cut Off Date, a right of first offer to participate on a pro rata basis with the Sellers or their Affiliates in an investment in such future office development or other purchase opportunities as the Sellers or their Affiliates shall identify from time to time, except in those instances when the Sellers reasonably believe that such an offer would interfere with the Sellers’ institutional relationships.

The parties acknowledge that, notwithstanding the foregoing, the provisions of this Section 5.08 are not intended to, and shall not alter Sellers’ obligations under Section 5.05.

Section 5.09.          Use of the Gale Name.  After the Closing, neither Sellers nor any of Sellers’ subsidiaries or Affiliates shall use the names or marks “Gale,” “Gale Service Companies,” “Gale Real Estate Services” or any derivative thereof reasonably likely to be confused with the names of Gale Services, Gale Construction or any of the Subsidiaries for commercial purposes.  Notwithstanding the foregoing, Sellers shall be permitted to use the names “Gale Investments”, “Gale International”, “The Gale Company” (but only to the extent and in the locations currently used by SG in Asia and without further promoting the use of such name), “Gale Holdings” (outside the Territory only), “Daniel Gale” and names derived from or including such names.

Section 5.10.          Stanley C. Gale.  For a period of three (3) years after the Closing, SG shall serve as an advisor for the Purchaser’s real property service company on the terms set forth on Exhibit F hereto.  Prior to the Closing, SG and the Purchaser hereby agree that they shall negotiate in good faith to enter into a consulting agreement containing the terms set forth on Exhibit F hereto.

Section 5.11.          Excluded Assets.

(a)           Prior to the Closing, the Sellers shall cause Gale Services to distribute to the Sellers (or an Affiliate of the Sellers other than the Companies and the Subsidiaries) all of the issued and outstanding membership interests of Gale International.

(b)           The parties hereby agree that the receivable from Sanofi-Aventis in the amount of approximately $5,400,000 (“Sanofi Receivable”) shall be an Excluded Asset.  The Purchaser and MCRLP shall use their commercially reasonable efforts to collect the Sanofi Receivable on behalf of the Sellers and to promptly pay any amounts collected with respect to the Sanofi Receivable to the Sellers promptly following such collection.  The Purchaser and MCRLP shall be entitled to deduct from any payment made to the Sellers any commissions payable to employees of the Companies or the Subsidiaries in connection with the Sanofi Receivable.

(c)           The parties recognize that certain assets and properties of the Companies and the Subsidiaries, including those listed in Section 1.01(b) of the Disclosure Schedule, are not currently intended to be used in the Business, but, instead, are intended to be retained by the Sellers and their Affiliates following the Closing.  The parties further agree that all of such assets and properties are included in the Excluded Assets.  In that regard, prior to the Closing and for a period of one (1) year following the Closing, the parties agree to use all reasonable efforts (i) to identify all Excluded Assets held by the Companies and the Subsidiaries and (ii) to cause the Companies and the Subsidiaries to assign, transfer and convey to the Sellers (or Affiliates of the Sellers other than the Companies and the Subsidiaries), without consideration or other payment therefor, all Excluded Assets as they are so identified.  To the extent any Excluded Assets were included in the determination of Working Capital on the Closing Statement of Working Capital, the Sellers shall pay to the Purchaser, or the Purchaser shall pay to the Sellers, as the case may be, in consideration therefor, the amount by which the Working Capital was increased or decreased, as the case may be, due to such inclusion of such Excluded Assets in the determination of Working Capital on the Closing Statement of Working Capital.

(d)           Furthermore, the parties recognize that certain assets and properties of the Sellers which are intended to be used in the Business may be held by the Sellers or one of their Affiliates.  The parties further agree that all of such assets and properties are included in the Assets.  In that regard, prior to the Closing and for a period of one (1) year following the Closing, the parties agree (i) to use all reasonable efforts to identify all Assets held by the Sellers or any of their Affiliates and (ii) to cause the Sellers or any of their Affiliates to assign, transfer and convey to the Companies or the Subsidiaries (or Affiliates of the Companies and the Subsidiaries other than the Sellers), without consideration or other payment therefor, all Assets as they are so identified.  To the extent any such Assets were excluded in the determination of Working Capital on the Closing Statement of Working Capital, the Sellers shall pay to the Purchaser, or the Purchaser shall pay to the Sellers, as the case may be, in consideration therefor, the amount by which the Working Capital was increased or decreased, as the case may be, due to such exclusion of such Assets in the determination of Working Capital on the Closing Statement of Working Capital.

Section 5.12.          Registration Rights.

(a)           On or about one (1) year from the Closing Date (the “Filing Date”), MCRLP shall, acting through MCRC, at its expense, register with the SEC on a Registration Statement on Form S-3 (except if MCRC is not then eligible to register for resale the MCRC Common Stock on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith), at its election and in its sole discretion either (i) the initial issuance of shares of MCRC Common Stock into which the O.P. Units may be converted on or after the third anniversary of the Closing  Date, as a primary offering on a shelf registration statement pursuant to Rule 415 under the Securities Act, or (ii) the public resale of MCRC Common Stock into which the O.P. Units may be converted on or after the third anniversary of the Closing Date, as a secondary offering on a resale shelf registration statement pursuant to Rule 415 under the Securities Act (the “Registrable Securities”).  MCRLP shall, acting through MCRC, cause such Registration Statement to be effective as soon as practicable.  If MCRLP elects option (ii), it shall, at its expense, use its best efforts to maintain the effectiveness (the “Effectiveness Time”) of such shelf registration statement until the earlier of (i) such time as when all of the Registrable Securities may be converted have been disposed of or (ii) two (2) years after the redemption of all of the O.P. Units for cash or into MCRC Common Stock.  Notwithstanding anything in this Section 5.12 to the contrary, if at the time MCRLP is obligated to file a Registration Statement pursuant to this Section 5.12, MCRLP determines, in the good faith judgment of the Board of Directors of its general partner (MCRC), with the advice of counsel, that the filing of either such shelf registration statement would require the disclosure of non-public material information the disclosure of which would have a material adverse effect on MCRLP, or would otherwise adversely affect a material financing, acquisition, disposition, merger or other significant transaction, MCRLP shall deliver a certificate to such effect signed by the Chief Executive Officer and President of its general partner (MCRC), to the holders of the O.P. Units, and MCRLP may postpone or suspend filing or effectiveness of a registration statement for a period not to exceed forty-five (45) consecutive days, provided that MCRLP may not postpone or suspend its obligation under this Section 5.12 for more than sixty (60) days in the aggregate during any twelve (12) month period; provided, however, that no such postponement or suspension shall be permitted for consecutive sixty (60) day periods, arising out of the same set of facts, circumstances or transactions.

(b)           All fees and expenses incident to the performance of or compliance with this Section 5.12 by MCRLP shall be borne by MCRLP whether or not the Registration Statement is filed or becomes effective.

(c)           MCRLP shall indemnify and hold harmless each Seller, the officers, directors, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of MCRC Common Stock), investment advisors and employees of each of them, each Person who controls any such Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys’ fees) and expenses (collectively, “Registration Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading; provided that the foregoing indemnity shall not apply to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Seller or such other indemnified party furnished in writing to MCRLP by such Seller expressly for use therein, which information was reasonably relied on by MCRLP for use therein or to the extent that such information relates to such Seller or such Seller’s proposed method of distribution of Registrable Securities.  MCRLP shall notify the Sellers promptly of the institution, threat or assertion of any proceeding of which MCRLP is aware in connection with the transactions contemplated by this Agreement.

Section 5.13.          Notifications; Update of Disclosure Schedule.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event relating to its own representations, warranties or covenants of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  The Sellers may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule to correct any matter that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein.  If, pursuant to and in accordance with Section 9.01(d), such a supplement or amendment of any section of the Disclosure Schedule materially and adversely affects the benefits to be obtained by the Purchaser under this Agreement, then the Purchaser shall have the right to terminate this Agreement in accordance with Section 9.01(d), but such termination shall be Purchaser’s sole remedy relating to matters set forth in amendments or supplements to any section of the Disclosure Schedule to the extent such amendment or supplement shall have been delivered on or prior to the Due Diligence Expiration Date.  To the extent any such amendment or supplement to any section of the Disclosure Schedule shall be delivered following the Due Diligence Expiration Date, Purchaser shall have the right to terminate this Agreement in accordance with Section 9.01(d), provided, however, Purchaser and MCRLP shall retain any and all rights it would otherwise have under this Agreement, including without limitation Purchaser’s and MCRLP’s rights and remedies under Article VIII.

Section 5.14.          Further Action.  The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable.

Section 5.15.          Conveyance Taxes.  The Purchaser shall be liable for, shall hold the Sellers harmless against, and agrees to pay any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby.  The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements.

Section 5.16.          Insurance.  Sellers hereby covenant and agree to make any claim, on behalf of the Companies and the Subsidiaries, at the request of the Purchaser, for any Loss which is covered by an insurance policy owned by either Seller and not included in the Assets and to use commercially reasonable efforts in the recovery of said insurance proceeds.  Furthermore, the Sellers hereby covenant and agree to pay to the Purchaser any insurance proceeds actually recovered from said claims.  All rights to uncollected proceeds which vested in the Sellers prior to the Closing Date shall be conveyed, transferred and assigned to the Purchaser in connection with this Agreement, and the Sellers shall waive any and rights or claims with respect to such proceeds.

Section 5.17.          Transfer Restrictions.  Except as explicitly set forth herein, each Seller agrees that the OP Units issued pursuant to this Agreement may not be Transferred or redeemed for shares of MCRC’s common stock until after the third anniversary of the Closing Date.

Section 5.18.          Transition Services.  The parties recognize that each of the Purchaser and its Affiliates, on the one hand, and the Sellers and their Affiliates, on the other, will need to provide and receive certain services from the other following the Closing.  Prior to the Closing, the parties shall identify all such services to be provided by the Purchaser, the Companies and the Subsidiaries to the Sellers and their Affiliate following the Closing and all such services to be provided by the Sellers and their Affiliates to the Purchaser, the Companies and the Subsidiaries following the Closing.  It is agreed by the parties that among the issues addressed will be the extent to which employees and former employees of Gale International and of Gale, Wentworth & Dillon Management Co. will continue to participate and hold account balances in the Gale Company Employee Savings Plan after the Closing, and the extent to which they will cease to so participate and hold such account balances after the Closing.  In that regard, at the Closing, the Sellers and the Purchaser shall enter into a transition services agreement, in form and on terms as shall be mutually agreed upon by the parties, with respect to the services contemplated by this Section 5.18.

Section 5.19.          Economic Benefits of Assignment.  If any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise, or other instrument or arrangement to which any of the Companies or any Subsidiary is a party set forth on Section 3.04 of the Disclosure Schedule may not be transferred or assigned without the consent, approval or waiver of a third party and the transfer or assignment or attempted transfer or assignment would constitute a breach thereof or a violation of any Law, nothing in this Agreement or in any Ancillary Agreement will be deemed a transfer or assignment or an attempted transfer or assignment thereof.  The Sellers will use their commercially reasonable efforts, both before and after the Closing to secure any such consents, approvals or waivers.  Without limiting any other provision of this Agreement, if any such consents, approvals and waivers are not (for any reason) obtained before the Closing, then the Sellers will cooperate (at their expense) in any reasonable arrangement requested by the Purchaser and MCRLP to transfer to the Purchaser the economic benefit for all periods after the Closing of any such agreement as to which consent is not obtained, including by enforcement for the benefit of the Purchaser of any and all rights of the Sellers against any other party thereto, and all payments received by the Sellers under any affected agreement for all periods after the Closing will be immediately paid over to the Purchaser.  MCRLP and the Purchaser’s consummation of the transactions contemplated in this

Agreement shall not abridge MCRLP’s, the Purchaser’s or the Sellers’ obligations under this Section 5.19, which obligations shall survive the execution and delivery hereof and the Closing, and remain in full force and effect thereafter.

Section 5.20.          Delivery of 2004 Pro Forma Financial Statements.  The Sellers shall fully cooperate with each other to cause the Companies to deliver to Purchaser not later than five (5) Business Days prior to the Due Diligence Expiration Date, unaudited consolidating pro forma balance sheets and income statements for the Reference Companies as of and for the fiscal year ended as of December 31, 2004 (the “2004 Pro Forma Financial Statements”).

Section 5.21.          Preparation of Audited Financials.  The Sellers shall cause the Companies to engage an independent accounting firm to commence an audit of the 2005 Financial Statements as soon as reasonably practicable following the date hereof.  The parties acknowledge that such audit will, in all likelihood, be completed following the Closing and expressly agree that completion of such audit shall not be a condition to any of the parties’ obligations hereunder.  Nevertheless, from the date hereof until the completion of such audit, the Sellers shall provide the auditors with such assistance as may reasonably be requested by them in connection with the preparation of such audit.

Section 5.22.          Non-Portfolio Real Property Interests.  Prior to the Closing, the parties shall negotiate in good faith, and prepare and enter into an appropriate acquisition agreement or agreements (each, a “Non-Portfolio Real Property Interest Purchase Agreements”) as may be desirable to effect the sale or transfer of the beneficial economic interests of those certain real property interests identified on Exhibit H (each a “Non-Portfolio Interest”) to the Purchaser from the parties identified thereon.  Exhibit H also sets forth the amount of consideration to be paid for each Non-Portfolio Interest and (ii) the ownership percentage each Non-Portfolio Interest represents in the real property related thereto.  The Non-Portfolio Real Property Interest Purchase Agreements shall (i) contain provisions analogous to Section 5.19 hereof with respect to the Non-Portfolio Interests and (ii) provide that Sellers will be entitled to participate equally with Purchaser in the economic benefit generated by the properties after Purchaser recovers the amount of consideration it paid for such interest plus an agreed upon preferred return.  The parties hereto hereby further agree to consummate the transactions contemplated by the Non-Portfolio Real Property Interest Purchase Agreements, on the terms and conditions substantially set forth therein, simultaneously with or prior to the Closing.

Section 5.23.          REIT Issues.  The Sellers hereby acknowledge the status of MCRC, MCRLP’s general partner, as a real estate investment trust (a “REIT”).  The Purchaser and MCRLP intend to operate and manage the Companies and the Subsidiaries in a manner so that:  (a) MCRC’s gross income meets the tests provided in Section 856(c)(2) and (3) of the Code; (b) MCRC’s assets meet the tests provided in Section 856(c)(4) of the Code; and (c) MCRC minimizes federal, state, local and excise taxes that may be incurred by MCRC, or any of its Affiliates, including taxes under Sections 857(b), 860(c) or 4981 of the Code.  The Sellers shall cooperate with the Purchaser and MCRLP prior to Closing to structure the transactions contemplated by this Agreement in a manner that will enable MCRC to continue to qualify as a REIT on and after the Closing Date.  Notwithstanding anything in this Section 5.23 to the contrary, the Sellers shall have no obligation to take any action that would increase a Seller’s liability for Taxes for a Pre-Closing Period or a Pre-Closing Straddle Period.

Section 5.24.          Tax Matters.

(a)           The Sellers shall be liable for and timely pay any and all Taxes with respect to the ownership or operations of the Companies or the Subsidiaries for all taxable periods ending on or prior to the Closing.  Except as otherwise provided herein with respect to Straddle Periods, Purchaser or MCRLP shall be liable for and timely pay any and all Taxes with respect to the ownership or operations of the Companies or the Subsidiaries for all taxable periods ending after the Closing. In any case where applicable law does not permit any Company or any Subsidiary to close its Tax year as of the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the Tax period of any Company or any Subsidiary beginning before and ending after the Closing Date shall be allocated to and be payable by (i) the Sellers for the period up to and including the Closing Date (the “Pre-Closing Straddle Period”) and (ii) the Purchasers or MCRLP for the period after the Closing Date (the “Post-Closing Straddle Period” and together with a Pre-Closing Straddle Period, a “Straddle Period”). The Sellers shall prepare and timely file all Tax Returns (including applicable filing extensions) for taxable periods ended on or prior to the Closing (a “Pre-Closing Tax Return”); provided, however, that the Sellers shall provide the Purchaser and MCRLP with a copy of any such Pre-Closing Tax Return no later than fifteen (15) calendar days prior to filing such Pre-Closing Tax Return and shall within five (5) calendar days of filing provide the Purchaser and MCRLP with a copy of any such Pre-Closing Tax Return filed with any taxing authority. All Pre-Closing Tax Returns shall be prepared in a manner consistent with the reporting of all items of income or loss on prior Tax Returns of any Company or any Subsidiary, unless otherwise required by applicable laws.  The Purchaser or MCRLP shall prepare and shall timely file (including applicable filing extensions) or cause to be prepared and timely filed (including applicable filing extensions) all Tax Returns which begin before the Closing and end after end after the Closing (“Straddle Returns”).  Straddle Returns shall be prepared in a manner consistent with the reporting of all items of income and loss on prior Tax Returns of any Company or any Subsidiary, unless otherwise required by applicable laws, and to the extent they involve an allocation of Taxes as to a Pre-Closing Straddle Period shall be subject to Sellers’ approval, which shall not be unreasonably withheld. Taxes payable with Straddle Returns shall be apportioned to the Pre-Closing Straddle Period and Post-Closing Straddle Period, as described above, based on an assumed taxable period ending on the date of Closing; provided, however, that Taxes not based on income or receipts shall be apportioned to the Pre-Closing Straddle Period and Post-Closing Straddle Period based on the number of days in each such taxable period.

(b)           If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to Taxes against the Sellers or the Purchaser or MCRLP the calculation of which involves a specific matter covered in this Agreement (“Tax Claim”) or if the Purchaser or MCRLP receives any notice from any Governmental Authority with respect to any current or future audit, examination, investigation or other proceeding (“Proceeding”) involving the Sellers, the Purchaser or MCRLP or that otherwise involves a specific matter covered in this Agreement that could directly or indirectly materially affect the Sellers (adversely or otherwise), then the Purchaser or MCRLP, as applicable, shall promptly notify SG (“Sellers’ Representatives”) of such Tax Claim or Proceeding.  Any Proceeding that would increase any Seller’s liability for Taxes for a Pre-Closing Period or a Pre-Closing Straddle

Period or could give rise to a claim for indemnification under this Agreement shall be considered material to Sellers.

(c)           Sellers shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim with respect to the ownership or operations of the Companies or the Subsidiaries for any taxable period ended on or prior to the Closing (“Pre-Closing Period”), unless any such action would reasonably be expected to result in a  material adverse Tax effect or a liability or material increase in liability to the Purchaser or MCRLP for any Tax period, in which case, such action may not be taken without Purchaser’s or MCRLP’s consent.  The Purchaser or MCRLP shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim with respect to the ownership or operations of the Companies or the Subsidiaries for any taxable period ending after the Closing (“Post-Closing Period”), unless any such action would reasonably be expected to result in a material adverse Tax effect or a liability or material increase in liability to Sellers for any Tax period, in which case, such action may not be taken without Seller’s consent.  Subject to the provision of this Section 5.24(c), neither Sellers nor the Purchaser or MCRLP shall consent to the entry of any judgment or enter into any settlement with respect to a Tax Claim or Proceeding without the prior written consent of the other party; provided, that each such party shall keep the other party duly and contemporaneously informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly materially affect (adversely or otherwise) the other party and shall afford the other party the right to review and comment on any and all submissions made to the IRS or any Governmental Authority with respect to such Tax Claim or Proceeding and shall consider any such comments in good faith.  As a condition to withholding its consent to a settlement proposal (i) a party must have a reasonable basis to believe that such settlement would have a material adverse Tax effect or material increase in liability to such party; provided, that if for any period ending after the Closing a proposed settlement does not increase Sellers’ liability for Taxes for a Pre-Closing Period or a Pre-Closing Straddle Period and could not give rise to a claim for indemnification pursuant to this Agreement, then such impact shall not be deemed material to Sellers unless it is different than the impact to other holders of O.P. Units who are not Sellers, and (ii) a party must believe, based on the advice of a nationally recognized accounting or law firm, that it is more likely than not that the position asserted by the party seeking consent would prevail if it were to be asserted in a judicial proceeding.  A party withholding its consent shall offer to assume the subsequent costs of defending and asserting the positions asserted by such party, and shall indemnify the other party for any taxes and related interest and penalties resulting from a subsequent judgment in excess of the amounts that would have been imposed pursuant to the rejected settlement (but not any other costs associated with such proceeding or any other issues involved therein).

(d)           From and after the Closing, the parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with (i) the preparation of any Tax Return, election, consent or certificate required to be prepared by any party hereto or (ii) any Tax Claim or Proceeding.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules.

(e)           The Sellers and the Purchaser shall discuss and consult, in an attempt to reach agreement, an allocation of the purchase price (as determined for federal income tax purposes) among the assets of the Companies (the “Allocation”).  If the parties cannot agree, then notwithstanding anything in 5.24(c) to the contrary, any Tax Claim or Proceeding involving the Allocation shall be under the exclusive control of the party against whom the Tax Claim is made and such party shall be free to pursue and/or settle such Tax Claim without the approval of the other party.

Article VI

EMPLOYEE MATTERS

Section 6.01.          Employee Benefits.  As of the Closing Date, the Purchaser shall (and MCRLP shall cause the Purchaser to) cause the Companies and the Subsidiaries to continue to employ all employees of Gale Services, Gale Construction and the Subsidiaries (the “Company Employees”), with the understanding that such employment shall be on the same terms as the Company Employees are currently employed.  With respect to such Company Employees, the Purchaser (or Gale Services, Gale Construction or the Subsidiaries) shall (a) for a period of one (1) year following the Closing, cause any Company Employee that was covered under a medical or dental plan, disability benefit plan, 401(k) plan or life insurance plan (collectively, the “Benefit Plans”) of Gale Services, Gale Construction or any Subsidiary immediately prior to the Closing Date to receive coverage on the Closing Date that is comparable in the aggregate to such coverage provided to the Company Employees by the Company immediately prior to the Closing Date subject to any applicable limitations arising from the nondiscrimination requirements of the Code, (b) recognize the service completed by the Company Employees for purposes of determining eligibility service and vesting service under any employee benefit plan, program or arrangement maintained by the Purchaser (or the Companies or any Subsidiary) for their employees on or after the Closing Date to the same extent such service was credited under any employee benefit plan, program or arrangement provided by the Companies or any Subsidiary immediately prior to the Closing Date; provided, that the foregoing shall not be construed to require crediting of service that would result in violation of the nondiscrimination requirements of the Code, duplication of benefits, service credit for benefit accruals, service credit under a newly established plan for which prior service is not taken into account, or employer contribution for any 401(k) plan, (c) cause to be waived any pre-existing condition limitations under welfare benefit plans of the Purchaser or its Affiliates in which the Company Employees participate (to the extent those conditions were waived under the corresponding Plans of the Companies or any Subsidiary), (d) cause to be credited any co-payments, deductibles and out-of-pocket requirements incurred by the Company Employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by the Purchaser, and (e) assume responsibility for the earned wages, compensation levels, vacation time, bonuses (including stay or success bonuses) that are accrued on the Closing Statement of Working Capital, commissions, and sick leave benefits due to the Company Employees as of the Closing Date.

Section 6.02.          Former AT&T Employee Severance Obligations.  After the Closing, if the Purchaser, Gale Services, Gale Construction or any of the Subsidiaries terminates the employment of any of the employees listed in Section 6.02 of the Disclosure Schedule (the

“Former AT&T Employees”), the Sellers shall reimburse the Purchaser for any amounts that shall be due and payable by the Purchaser, the Companies or any Subsidiary to such Former AT&T Employees pursuant to the AT&T Agreement, less any amounts required to be reimbursed by AT&T pursuant to the terms of the AT&T Agreement. Notwithstanding the foregoing, in no event shall Sellers reimburse the Purchaser for any such amounts which may be due and payable to such Former AT&T Employees if the AT&T Agreement shall, after the Closing, have (i) expired in accordance with its terms or (ii) been amended, modified or extended in a manner that adversely affects the payments required to be made by the Company or any Subsidiary thereunder.

Article VII

CONDITIONS TO CLOSING

Section 7.01.          Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser and MCRLP contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date and the representations and warranties of the Purchaser and MCRLP contained in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date and (ii) the covenants and agreements contained in this Agreement to be complied with by MCRLP and the Purchaser on or before the Closing shall have been complied with in all material respects.

(b)           Governmental Approvals.  All governmental approvals, consents and waivers applicable to the sale and purchase of the Membership Interests contemplated by this Agreement shall have expired or shall have been terminated or shall have been received.

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions unless same shall have expired or shall have been terminated.

(d)           Closing of Non-Portfolio Real Property Interest Purchase Agreements.  The Purchaser and the Sellers shall have consummated the transactions contemplated by the Non-Portfolio Real Property Interest Purchase Agreements.

(e)           No Litigation Threatened.  No Action having a reasonable likelihood of prevailing shall have been instituted or threatened before a court or other Governmental Authority to restrain, prohibit or materially delay any of the transactions contemplated hereby; provided, that the Sellers shall not be able to asset this condition if any Seller shall have instigated such Action.

Section 7.02.          Conditions to Obligations of the Purchaser.  The obligations of MCRLP and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Sellers contained in this Agreement which are qualified by Material Adverse Effect or materiality shall be true and correct in all respects as of the Closing and the representations and warranties of the Sellers contained in this Agreement which are not qualified by Material Adverse Effect or materiality shall be true and correct in all material respects as of the Closing Date, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects.

(b)           Governmental Approvals.  All governmental approvals, consents, and waivers applicable to the sale and purchase of the Membership Interests contemplated by this Agreement shall have expired or shall have been terminated or shall have been received.

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions unless same shall have expired or shall have been terminated.

(d)           No Litigation Threatened.  No Action having a reasonable likelihood or prevailing shall have been instituted or threatened before a court or other Governmental Authority to restrain, prohibit or materially delay any of the transactions contemplated hereby; provided, that the Purchaser shall not be entitled to assert this condition if MCRLP or the Purchaser (or any of their Affiliates) shall have instigated such Action.

(e)           2006 Interim Financial Statements.  The 2006 Interim Financial Statements shall have been delivered to the Purchaser.

(f)            Repayment of Indebtedness.  The Sellers shall have caused the repayment of all indebtedness identified on Section 3.16(a)(ii) of the Disclosure Schedule as indebtedness that will be repaid prior to or at Closing and all liens or guaranties with respect to such indebtedness shall be discharged.

(g)           Closing of Non-Portfolio Real Property Interest Purchase Agreements.  The Purchaser and the Sellers shall have consummated the transactions contemplated by the Non-Portfolio Real Property Interest Purchase Agreements.

(h)           Due Diligence Expiration Date.  The Due Diligence Expiration Date shall have passed without the Purchaser having terminated this Agreement pursuant to Section 9.01(c).

Notwithstanding anything contained herein to the contrary, if the parties to the Real Estate Agreement shall consummate the transactions contemplated by the Real Estate Agreement,

unless this Agreement shall have been terminated prior to such consummation pursuant to Article IX, MCRLP and the Purchaser shall be deemed to have automatically waived all such conditions to Closing contained in this Article VII, provided, however, the Purchaser shall retain any and all rights it shall otherwise have under this Agreement, including without limitation the Purchaser’s rights and remedies under Article VIII.

Article VIII

INDEMNIFICATION

Section 8.01.          Survival of Representations and Warranties.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing, except that (i) the representations and warranties of Sellers in Section 3.07 shall survive for a period of two (2) years after the Closing, (ii) the representations and warranties of Sellers in Sections 3.01, 3.02, 3.03 and 3.14 shall survive for a period of three (3) years after the Closing, and (iii) the representations and warranties of Sellers in Section 3.15 shall survive indefinitely; provided, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved.  All covenants and agreements contained herein shall remain in full force and effect for a period of eighteen (18) months following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period equal to the later of eighteen (18) months after the Closing or eighteen (18) months following the date by which such covenant or agreement is required to be performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved.

Section 8.02.          Indemnification by the Sellers.  Subject to Section 8.07, MCRLP the Purchaser and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers, jointly and severally, for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss” or, collectively “Losses”), arising out of or resulting from:  (a) the breach of any representation or warranty made by the Sellers contained in this Agreement, (b) the breach of any covenant or agreement by the Sellers contained in this Agreement, (c) any of the Sellers (or any predecessor of any of the Sellers) having been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) for any consolidated, combined or unitary foreign, state or local tax purposes, (d) any Tax sharing, allocation or similar agreement to which the Companies and the Subsidiaries are a party prior to or as of the Closing, (e) all Taxes attributable to the activities of Gale Services, Gale Construction or any Subsidiary attributable to the period on or prior to the Closing except as set forth as a reserve or liability on the Final Financial Statements or (f) the Excluded Assets (including the employment agreements identified on Section 1.01(b) of the Disclosure Schedule).

Section 8.03.          Indemnification by the Purchaser.  The Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified

Party”) shall be indemnified and held harmless by MCRLP and the Purchaser, jointly and severally, for and against any and all Losses, arising out of or resulting from:  (a) the breach of any representation or warranty made by the Purchaser or MCRLP contained in this Agreement, (b) the breach of any covenant or agreement by the Purchaser or MCRLP contained in this Agreement, or (c) any Liability of Gale Services, Gale Construction or any Subsidiary arising before or after the Closing, except to the extent the Sellers are obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 8.02.

Section 8.04.          Limits on Indemnification.

(a)           No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Sections 8.02(a) (other than with respect to the representation and warranty set forth in Section 3.14(i)) or 8.03(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $250,000 (the “Indemnification Threshold”) after which the Indemnifying Party shall fully indemnify the other party for the total of such Losses; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 8.02(a) (other than with respect to the representation and warranty set forth in Section 3.14(i)) or 8.03(a) shall be an amount equal to $4,000,000,  (iii) neither party hereto shall have any liability under any provision of this Agreement or the Ancillary Agreements for any punitive damages, and (iv) the Sellers shall have no obligation to indemnify any Purchaser Indemnified Party for any breach of the Sellers representations, warranties, covenants or agreements contained herein which is corrected pursuant to an amendment or supplement to the Disclosure Schedule made prior to the Due Diligence Expiration Date pursuant to Section 5.13.

(c)           For all purposes of this Article VIII, “Losses” shall be net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

Section 8.05.          Notice of Loss; Third Party Claims.

(a)           An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article VIII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall fully cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party assumes the defense of any such claims or proceeding pursuant to this Section 8.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnifying Party shall give the Indemnified Party prompt written notice thereof and the Indemnified Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. The Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne in full by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.06.          Remedies.   MCRLP, the Purchaser and each of the Sellers acknowledge and agree that (i) following the Closing, the indemnification provisions of Section 8.02 and Section 8.03 shall be the sole and exclusive remedies of the parties for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements contained in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at Law or equity and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of MCRLP, the Purchaser or the Sellers, after the consummation of the purchase and sale of the Membership Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses. The Purchaser shall only have the right to set off any Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 8.02(a) from any payment required to be made to the Sellers pursuant to the Earnout. Notwithstanding the foregoing and after no additional Earnout payments are capable of being earned, if any Losses, or any portion thereof, for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 8.02(a) were not satisfied by set off from the Earnout, the Sellers may elect, at their sole option, to satisfy their obligations for such Losses by either (i) paying any such obligations in cash, or (ii) instructing Purchaser or MCRLP to cancel such number of O.P. Units held in the name of the Indemnifying Party as shall be equal to (x) the aggregate dollar value of the Loss not otherwise set off from the Earnout divided by (y) $44.50 (or any combination of clauses (i) and (ii)).

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01.          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by either the Sellers, or the Purchaser, if the Closing shall not have occurred by the termination date specified in the Real Estate Agreement (including any extension thereof); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either the Purchaser or the Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)           by the Purchaser, if it provides written notice to the Sellers of its intention to terminate this Agreement by not later than 5:00 pm, Eastern Standard Time, on the Due Diligence Expiration Date;

(d)           by the Purchaser, if (i) a supplement or amendment of any section of the Disclosure Schedule made by the Sellers pursuant to Section 5.13 materially and adversely affects the benefits to be obtained by the Purchaser under this Agreement and (ii) any breach of a representation, warranty, covenant or agreement referred to in such supplement or amendment cannot be or has not been cured within thirty (30) days after such supplement or amendment is made by the Sellers;

(e)           by the Sellers, if MCRLP or the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Sellers to the Purchaser specifying such breach;

(f)            by the Purchaser, if the Sellers shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Sellers specifying such breach; or

(g)           by the mutual written consent of the Sellers and the Purchaser.

Notwithstanding anything contained herein to the contrary, if the parties to the Real Estate Agreement shall consummate the transactions contemplated by the Real Estate Agreement, unless this Agreement shall have been terminated prior to such consummation pursuant to this Article IX, neither MCRLP nor the Purchaser shall have any right to terminate this Agreement.

Section 9.02.          Effect of Termination.

In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 and Article X and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

Article X

GENERAL PROVISIONS

Section 10.01.        Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02.        Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by e-mail (read receipt requested), by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Sellers:

c/o The Gale Company, Suite 200
Florham Park, New Jersey 07932
Telecopy:  (973) 245-3600
Telephone:  (973) 301-9500

E-Mail: SG@TheGaleCompany.com
Attention: Mr. Stanley C. Gale

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY  10166
Telecopy:  (212) 801-6400
Telephone: (212) 801-9200

E-Mail: Ivanhoer@gtlaw.com and Gerasimovichk@gtlaw.com
Attention:  Robert Ivanhoe, Esq. and Kenneth A. Gerasimovich, Esq.

If to MCRLP or the Purchaser:

c/o Mack-Cali Realty Corporation

11 Commerce Drive

Cranford, New Jersey  07016

with two (2)

separate copies

of the notice sent

to the attention of:

Telecopy:  (908) 272-0214

Telephone:  (908) 272-2009

Email:  mhersh@mack-cali.com

Attention:  Mitchell E. Hersh

President and Chief Executive Officer

And

Telecopy:  (908) 272-0485

Telephone:  (908) 272-2612

Email:  rthomas@mack-cali.com

Attention:  Roger W. Thomas

Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Pryor Cashman Sherman & Flynn LLP

410 Park Avenue

New York, New York 10022

Telecopy:  (212) 798-6329

Telephone:  (212) 326-0133
Email:  bhornick@pryorcashman.com
Attention:  Blake Hornick

And

Seyfarth Shaw LLP

1270 Avenue of the Americas

25th Floor

New York, New York 10020

Telecopy:  (212) 218-5527

Telephone:  (212) 218-5620
Email:  jnapoli@seyfarth.com
Attention:  John P. Napoli

Section 10.03.        Public Announcements; Confidentiality.  Upon the execution of this Agreement, the Purchaser and MCRLP shall have the right to make such public announcements or filings as may be required by (i) the Securities Act, (ii) the Securities Exchange Act, (iii) the rules and listing standards of the New York Stock Exchange, Inc., (iv) any other law of a jurisdiction to which MCRLP is subject, or (v) any oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process required by applicable rules, laws or regulations by any court, law or administrative authority to which Purchaser and MCRLP are subject. Purchaser and MCRLP also shall have the right to make such public announcements or filings as they may deem reasonably prudent, and shall be entitled to make such filings or announcements upon advice of counsel as may be otherwise be deemed necessary. In this  connection, it should be noted that MCRLP has determined that the entry into this Agreement will need to be disclosed within four (4) business days of its execution on a Current Report on Form 8-K under Item 1.01 thereof and that the Agreement will be filed as an exhibit thereto or be filed as an exhibit to MCRLP’s next following periodic report filed pursuant to the Securities Exchange Act. Sellers may make such public disclosures as are required by Law. Each of Sellers, Purchaser and MCRLP hereby agree to provide the non-disclosing parties as much advance notice as reasonably possible with respect to the nature of such disclosure, cooperate fully as to the timing and contents of such disclosure and review in good faith the suggestions of the other party with respect to the contents of such disclosure.

Section 10.04.        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05.        Entire Agreement.  This Agreement (including the Exhibits and the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

Section 10.06.        Assignment.   This Agreement may not be assigned by operation of Law or otherwise without the prior express written consent of the Sellers, and the Purchaser or

MCRLP which consent may be granted, conditioned, delayed or withheld in the sole discretion of the Sellers or the Purchaser or MCRLP, as the case may be. Notwithstanding the foregoing, the Purchaser may assign any or all of its interests in this transaction to one or more Affiliates, provided, that any such assignment shall not relieve the Purchaser from its obligations hereunder.

Section 10.07.        Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or MCRLP or (b) by a waiver in accordance with Section 10.08.

Section 10.08.        Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.09.        No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VI relating to employee matters and Article VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.10.        Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 10.11.        Governing Law.  This Agreement and all others arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this

Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 10.12.        Waiver of Jury Trial.  The parties hereto hereby waive to  the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

Section 10.13.        Counterparts.  This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.14.        Cooperation.  Prior to and after the Closing, each party hereto shall, from time to time, execute, acknowledge and deliver such further instruments, in recordable form, if necessary, and perform such additional acts, as the other party may reasonably request in writing in order to effectuate the intent of this Agreement, within thirty (30) days of the request. Except with respect to the Sellers’ admission to MCRLP as limited partners as contemplated herein, nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between the Sellers and Purchaser or MCRLP. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Sellers, Purchaser and MCRLP or the party whose counsel drafted this Agreement. The provisions of this Section 10.14 shall survive the Closing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Purchaser, MCRLP and each of the Sellers have executed or have caused this Membership Interest Purchase and Contribution Agreement to be executed by their respective officers or Persons thereunto duly authorized as of the date first written above.

MACK-CALI REALTY ACQUISITION CORP.,
a Delaware corporation

By:	/s/ MITCHELL E. HERSH
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

MACK-CALI REALTY L.P.,
a Delaware limited partnership

By:	Mack-Cali Realty Corporation,
a Maryland corporation, its general partner

By:	/s/ MITCHELL E. HERSH
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

SCG HOLDING CORP.

By:	/s/ STANLEY C. GALE
Name: Stanley C. Gale
Title: Chief Executive Officer

STANLEY C. GALE

/s/ STANLEY C. GALE

EXHIBIT B

PAYMENTS TO THE SELLERS

Name	Ownership Percentage

Stanley C. Gale	99%

SCG Holding Corp.	1%

EXHIBIT C

MACK-CALI REALTY, L.P. UNIT CERTIFICATE

* SEE RESTRICTIVE LEGENDS ON SECOND PAGE *

MACK-CALI REALTY, L.P.
A DELAWARE LIMITED PARTNERSHIP

Number:	Units:

This is to certify that                                   is the owner of                                                         (          ) paid Common Units of Mack-Cali Realty, L.P., a Delaware limited partnership (the “Partnership”), transferable only on the books of the Partnership by the holder hereof in person or by the duly authorized Attorney upon surrender of this Certificate properly endorsed.

WITNESS, the seal of the Partnership and the signature of its duly authorized General Partner.

Dated:

MACK-CALI REALTY, L.P.

By:	Mack-Cali Realty Corporation, its
general partner

By:
Roger W. Thomas
Executive Vice President

-SEAL-

REFERENCE IS MADE TO THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT DATED AS OF DECEMBER 11, 1997 OF MACK-CALI REALTY, L.P., AS AMENDED (THE “SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT”) FOR THE RIGHTS OF THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE.

THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT, AND THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AND CONTRIBUTION AGREEMENT BY AND AMONG MR. STANLEY C. GALE, SCG HOLDING CORP., MACK-CALI REALTY ACQUISITION CORP. AND MCRLP DATED AS OF MARCH        , 2006 (A COPY OF WHICH IS ON FILE WITH MCRLP; THE “PURCHASE AGREEMENT”). EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENTS, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (B) IF MCRLP HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER. IN ADDITION, THE COMMON UNITS ARE SUBJECT TO THE PROVISIONS OF SECTION 5.17 OF THE PURCHASE AGREEMENT.

THE PARTNERSHIP WILL FURNISH TO EACH HOLDER WHO SO REQUESTS A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF UNITS OR SERIES THEREOF WHICH THE PARTNERSHIP IS AUTHORIZED TO ISSUE AND OF THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE PARTNERSHIP AT ITS PRINCIPAL PLACE OF BUSINESS.

FOR VALUE RECEIVED,                                                hereby sells, assigns and transfers unto                                                                                                    Common Units represented by the within Certificate, and do hereby irrevocably constitute and appoint                                                  Attorney to transfer the said Common Units on the books of the within named Partnership with full power of substitution in the premises.

Dated:

EXHIBIT D

EARNOUT

Section 1                Definitions.

Section 1.01           Defined Terms. When used in this Exhibit D, the following terms shall have the meanings specified therefor below:

“Anniversary Year” means, as applicable, the First Anniversary Year, the Second Anniversary Year or the Third Anniversary Year.

“AT&T” means AT&T Corporation.

“AT&T Earnout Payment” means any payment made pursuant to Section 2.01 of this Exhibit D.

“AT&T Gross Income” means Gross Income (excluding directly reimbursed expenses) from AT&T or a replacement source of new business (which may be from an existing client to the extent such existing client generates additional new or incremental business) procured primarily by the Sellers and/or employees or officers of the Purchaser, the Companies or the Subsidiaries, and as reasonably agreed in good faith between the Purchaser and the Sellers.

“AT&T Threshold” has the meaning specified in Section 2.01 of this Exhibit D.

“Budget and Operating Plan” means collectively, the annual budget and the operating plan for the Companies and the Subsidiaries as approved by the Purchaser and the Sellers.

“Certified Balance Sheets and Income Statements” means unaudited consolidating/combining balance sheets and income statements of the Business as of and for the period ended as of the last day of each Anniversary Year, accompanied by a statement signed by the chief financial officer of MCRLP on behalf of the Purchaser certifying that such balance sheets and income statements are prepared in accordance with GAAP (but which lack footnotes and other presentation items required under GAAP), in a form similar to the 2005 Financial Statements and are true, correct and complete in all material respects as at the respective dates thereof and for the respective periods indicated therein.

“Earnout Payment” has the meaning specified in Section 3.02(a) of this Exhibit D.

“First Anniversary Year” means the one year period between the first day of the first full calendar month following the Closing Date and ending on the last day of the twelfth full calendar month thereafter, provided, however, to the extent the Closing Date occurs on one of the first ten days of a calendar month, the First Anniversary Year means the one year period beginning the first day of the calendar month in which the Closing occurs and ending on the last day of the twelfth calendar month thereafter.

“Gross Income” means total revenues generated by the Company and the Subsidiaries, regardless of where recorded, operating in accordance with the provisions of Section 5 of this Exhibit D for the Anniversary Year in question, determined in accordance with GAAP consistently applied by the Companies and the Subsidiaries, excluding the effects of any amortization of or other purchase accounting adjustments required by GAAP, and reduced by: (a) reimbursement revenue, (including, but not limited to, salary reimbursement fee, insurance reimbursement fee and the like) except to the extent of the gross profit associated with all reimbursed salaries for any new or materially amended contract(s); (b) interest income; (c) direct construction costs; (d) other income not derived from the Business and (e) reversal of expenses recognized in prior periods. Gross Income shall be determined without duplication. Gross Income will also include an additional three (3) months of revenue determined as of the last full calendar month prior to the sale of any property which is to be acquired as part of the Real Estate Agreement and the transactions contemplated thereby, which is currently managed by the Company and the Subsidiaries and for which MCRLP or its affiliates have sole and absolute authority to cause such sale to occur, but only if such sale results in a termination of the relevant agreement with respect to such property. Notwithstanding anything else to the contrary contained in this Agreement, Gross Income is intended to be calculated in accordance with the manner in which the original pro-forma income statement (which was prepared by the Sellers and provided to MCRLP and the Purchaser as part of their initial evaluation of the Companies, and that formed the basis for the Modeled Gross Income that is the basis of the earnout calculations contained in this Exhibit D) was prepared.

“Gross Income Earnout” means, in any Anniversary Year, an amount equal to $2,500,000 multiplied by a fraction, the numerator of which shall be the Gross Income earned during such Anniversary Year and the denominator of which shall be the Modeled Gross Income, but in no event shall the fraction be greater than 1.00.

“Gross Income Earnout Shortfall” means, in any Anniversary Year, an amount by which $2,500,000 exceeds the actual Gross Income Earnout paid for such Anniversary Year.

“Gross Income Rollover” means, in any Anniversary Year, an amount, if any, equal to the amount by which Gross Income for such Anniversary Year exceeds the Modeled Gross Income.

“Gross Income Threshold” means an amount equal to $15,000,000.

“Land Management Agreement” means that certain agreement by and between Bellemead Development Corporation as Owner and PW/MS OP Sub III, LLC as Manager, dated November 7, 1997.

“Modeled Gross Income” means, in the First Anniversary Year, an amount equal to $21,700,000, and in the Second Anniversary Year and the Third Anniversary Year, an amount equal to $20,000,000, plus the amount, if any, of gross revenues payable during the relevant Anniversary Year pursuant to the Land Management Agreement, as such agreement may have been renewed, determined by reference to the period of time during such Anniversary Year in which the Land Management Agreement continues and the gross revenues payable thereunder during such period.

“Modeled NOI” means an amount equal to $8,000,000.

“Net Income Earnout” means, in any Anniversary Year, an amount equal to $2,500,000 multiplied by a fraction, the numerator of which shall be the NOI earned during such Anniversary Year and the denominator of which shall be the Modeled NOI, but in no event shall the fraction be greater than 1.00.

“Net Income Earnout Shortfall” means, in any Anniversary Year, an amount by which $2,500,000 exceeds the actual Net Income Earnout paid for such Anniversary Year.

“Net Income Rollover” means, in any Anniversary Year, an amount, if any, equal to the amount by which NOI for such Anniversary Year exceeds Modeled NOI.

“Net Income Threshold” means an amount equal to $5,000,000.

“NOI” means Gross Income plus reimbursement revenue (including, but not limited to, salary reimbursement fee, insurance reimbursement fee and the like) to the extent deducted in arriving at Gross Income of the Companies and the Subsidiaries operating in accordance with the provisions of Section 5 of this Exhibit D after deducting, regardless of where recorded, for all expenses of the Companies and the Subsidiaries (including (A) any severance payments made within one (1) year of the Closing Date to employees of the Companies or the Subsidiaries as of the Closing Date, and (B) thereafter, any other severance payments made only in the ordinary course of the Business), as determined in accordance with GAAP consistently applied by the Companies and the Subsidiaries; provided that, in all such calculations of NOI there shall be excluded and no effect shall be given to (i) any creation, restoration, elimination or reversal of additional reserves or allowances on receivables included in the final Closing Statement of Working Capital, (ii) any amounts deducted for the Anniversary Year in question for income taxes, depreciation and interest, and (iii) any amortization of or other purchase accounting adjustments required by GAAP. No indirect cost shall be allocated to the Companies, the Subsidiaries or the Business which are not otherwise designated in the Budget and Operating Plan unless such indirect costs are reasonably so allocated. NOI shall be determined without duplication. To the extent that Gross Income includes an additional three months of revenue on account of the sale of any property, the related expenses which would have been attributable to such income would also be deducted in arriving at NOI. Notwithstanding anything else to the contrary contained in this Agreement, NOI is intended to be calculated in accordance with the manner in which the original pro-forma income statement (which was prepared by the Sellers and provided to MCRLP and the Purchaser as part of their initial evaluation of the Companies and that formed the basis for the Modeled NOI that was the basis of the earnout calculations contained in this Exhibit D) was prepared.

“Purchaser’s Accountants” has the meaning specified in Section 3.02(a) of this Exhibit D.

“Second Anniversary Year” means the one year period between the first day after the end of the First Anniversary Year and the end of the twelfth calendar month thereafter.

“Sellers’ Accountants” has the meaning specified in Section 3.02(a) of this Exhibit D.

“Third Anniversary Year” means the one year period between the first day after the end of the Second Anniversary Year and the end of the twelfth calendar month thereafter.

Section 1.02           Other Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement of which this Exhibit D forms a part.

Section 2                Earnout Payments.

Section 2.01           AT&T Earnout. (a)  On the first anniversary of the Closing Date, the Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount equal to $3,000,000 if the Purchaser, the Companies, the Subsidiaries and their respective Affiliates shall have received contractual commitments for at least $3,000,000 of AT&T Gross Income for the following year (the “AT&T Threshold”).

(b)           If the AT&T Threshold shall not be satisfied, then the Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount equal to the actual amount of AT&T Gross Income, if any, as shall have been contracted to be in place for the following year.

(c)           Any payments to the Sellers from the Purchaser in respect of this Section 2.01 shall be paid in immediately available funds within thirty (30) days after the first anniversary of the Closing Date to an account designated by the Sellers to the Purchaser.

Section 2.02           First Anniversary Year Earnout. (a)  After the First Anniversary Year, the Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount equal to:

(i)            the Gross Income Earnout, if the Gross Income equals or exceeds the Gross Income Threshold during the First Anniversary Year; plus

(ii)           the Net Income Earnout, if the NOI equals or exceeds the Net Income Threshold during the First Anniversary Year.

(b)           If Gross Income shall fail to equal or exceed the Gross Income Threshold during the First Anniversary Year, then the Gross Income Earnout for the First Anniversary Year shall not be payable in accordance with Section 2.05. If the NOI shall fail to equal or exceed the Net Income Threshold during the First Anniversary Year, then the Net Income Earnout for the First Anniversary Year shall not be payable in accordance with Section 2.05.

Section 2.03           Second Anniversary Year Earnout. (a)  After the Second Anniversary Year, the Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount equal to:

(i)            the Gross Income Earnout, if the Gross Income during the Second Anniversary Year plus any Gross Income Rollover from the First Anniversary Year equals or exceeds the Gross Income Threshold; plus

(ii)           the Net Income Earnout, if the NOI during the Second Anniversary Year plus any Net Income Rollover from the First Anniversary Year equals or exceeds the Net Income Threshold.

(b)           If there was either a Gross Income Earnout Shortfall or a Net Income Earnout Shortfall for the First Anniversary Year, then, in addition to any Earnout payable in accordance with Section 2.03(a) above, after the Second Anniversary Year the Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount, if any, equal to:

(i)            if the Gross Income during the First Anniversary Year plus any Gross Income Rollover from the Second Anniversary Year equals or exceeds the Gross Income Threshold, $2,500,000 multiplied by a fraction, the numerator of which shall equal the aggregate of such Gross Income and the denominator of which shall equal the Modeled Gross Income for the First Anniversary Year (but such fraction shall not be greater than 1.00) less the amount of any Gross Income Earnout actually paid for the First Anniversary Year; plus

(ii)           if the NOI during the First Anniversary Year plus any Net Income Rollover from the Second Anniversary Year equals or exceeds the Net Income Threshold, $2,500,000 multiplied by a fraction, the numerator of which shall equal the aggregate of such NOI and the denominator of which shall equal the Modeled NOI (but such fraction shall not be greater than 1.00) less the amount of any Net Income Earnout actually paid for the First Anniversary Year.

(c)           If Gross Income during the Second Anniversary Year plus any Gross Income Rollover from the First Anniversary Year shall fail to equal or exceed the Gross Income Threshold, then the Gross Income Earnout for the Second Anniversary Year shall not be payable in accordance with Section 2.05. If the NOI during the Second Anniversary Year plus any Net Income Rollover from the First Anniversary Year shall fail to equal or exceed the Net Income Threshold, then the Net Income Earnout for the Second Anniversary Year shall not be payable in accordance with Section 2.05.

Section 2.04           Third Anniversary Year Earnout. (a)  After the Third Anniversary Year, the Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount equal to:

(i)            the Gross Income Earnout, if the Gross Income during the Third Anniversary Year plus any Gross Income Rollover from the First Anniversary Year and from the Second Anniversary Year which, in either case, shall not have previously been applied towards achieving any amounts payable under Section 2.03(a) or 2.03(b) equals or exceeds the Gross Income Threshold; plus

(ii)           the Net Income Earnout, if the NOI during the Third Anniversary Year plus any Net Income Rollover from the First Anniversary Year and from the Second Anniversary Year which, in either case, shall not have previously been applied towards achieving any amounts payable under Section 2.03(a) or 2.03(b) equals or exceeds the Net Income Threshold.

(b)           If there was a Gross Income Earnout Shortfall for the First Anniversary Year which shall not have been fully paid pursuant to Section 2.03(b), then, in addition to any Earnout payable in accordance with Section 2.04(a)(i) above, if the sum of (i) the Gross Income from the First Anniversary Year plus (ii) the Gross Income Rollover from the Second Anniversary Year, if any, plus (iii) the Gross Income Rollover from the Third Anniversary Year equals or exceeds the Gross Income Threshold, then Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount, if any, equal to $2,500,000 multiplied by a fraction, the numerator of which shall equal the aggregate of such Gross Income and the denominator of which shall equal the Modeled Gross Income for the First Anniversary Year (but such fraction shall not be greater than 1.00) less the amount of any Gross Income Earnout actually paid for the First Anniversary Year (including pursuant to Section 2.03(b)).

(c)           If there was a Net Income Earnout Shortfall for the First Anniversary Year which shall not have been fully paid pursuant to Section 2.03(b), then, in addition to any Earnout payable in accordance with Section 2.04(a)(ii) above, if the sum of (i) the NOI from the First Anniversary Year plus (ii) the Net Income Rollover from the Second Anniversary Year, if any, plus (iii) the Net Income Rollover from the Third Anniversary Year equals or exceeds the Net Income Threshold, then Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount, if any, equal to $2,500,000 multiplied by a fraction, the numerator of which shall equal the aggregate of such NOI and the denominator of which shall equal the Modeled Net Income (but such fraction shall not be greater than 1.00) less the amount of any Net Income Earnout actually paid for the First Anniversary Year (including pursuant to Section 2.03(b)).

(d)           If there was a Gross Income Earnout Shortfall for the Second Anniversary Year, then, in addition to any Earnout payable in accordance with Section 2.04(a)(i) above, if the sum of (i) the Gross Income Rollover from the First Anniversary Year, if any, plus (ii) the Gross Income from the Second Anniversary Year plus (iii) the Gross Income Rollover from the Third Anniversary Year which, in either case, shall not previously been applied towards achieving any amounts payable under Section 2.03 or this Section 2.04, equals or exceeds the Gross Income Threshold, then Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount, if any, equal to $2,500,000 multiplied by a fraction, the numerator of which shall equal the aggregate of such Gross Income and the denominator of which shall equal the Modeled Gross Income for the Second Anniversary Year (but such fraction shall not be greater than 1.00) less the amount of any Gross Income Earnout actually paid for the Second Anniversary Year.

(e)           If there was a Net Income Earnout Shortfall for the Second Anniversary Year, then, in addition to any Earnout payable in accordance with Section 2.04(a)(ii) above, if the sum of (i) the Net Income Rollover from the First Anniversary Year, if any, plus (ii) the NOI from the Second Anniversary Year plus (iii) the Net Income Rollover from the Third Anniversary Year which, in either case, shall not previously been applied towards achieving any amounts payable under Section 2.03 or this Section 2.04, equals or exceeds the Net Income Threshold, then Purchaser shall (and MCRLP shall cause the Purchaser to) pay to the Sellers an amount, if any, equal to $2,500,000 multiplied by a fraction, the numerator of which shall equal the aggregate of such NOI and the denominator of which shall equal the Modeled Net Income (but such fraction shall not be greater than 1.00) less the amount of any Net Income Earnout actually paid for the First Anniversary Year (including pursuant to Section 2.03(b)).

(f)            If Gross Income during the Third Anniversary Year plus any applicable Gross Income Rollover shall fail to equal or exceed the Gross Income Threshold, then the Gross Income Earnout for the Third Anniversary Year shall not be payable and shall be forfeited. If the NOI during the Third Anniversary Year plus any applicable Net Income Rollover shall fail to equal or exceed the Net Income Threshold, then the Net Income Earnout for the Third Anniversary Year shall not be payable and shall be forfeited.

Section 2.05           Payment of Gross Income Earnout and Net Income Earnout. Any payments to the Sellers from the Purchaser in respect of the Gross Income Earnout or the Net Income Earnout will be paid in immediately available funds not later than the third Business Day after determination by the parties as to whether such Gross Income Earnout or Net Income Earnout shall have become payable.

Section 2.06           Offset for Losses. The Purchaser shall be entitled to deduct from any Earnout amount payable to the Sellers under this Exhibit D an amount equal to any indemnifiable Losses which may be recovered by a Purchaser Indemnified Party (pursuant to Article VIII of the Agreement) subject to the limitation specified in Section 8.04(b) of the Agreement. Notwithstanding anything herein to the contrary, any amounts deducted from any Earnout amount under this Section 2.06 shall be deemed to have been paid to the Sellers for all purposes under this Agreement and this Exhibit D.

Section 3                Determination

Section 3.01           Preparation of Financial Statements. (a)  Within sixty (60) calendar days after the expiration of each Anniversary Year (except if an Anniversary Year shall end on a calendar quarter, then within ninety (90) calendar days after the expiration of the Anniversary Year), the Purchaser shall (and MCRLP shall cause the Purchaser to) prepare and deliver to the Sellers the Certified Balance Sheets and Income Statements for the prior Anniversary Year.

(b)           The Purchaser shall provide the Sellers with copies of any information concerning the consolidated operations of the Purchaser as the Sellers may reasonably request, including any financial information as may be reasonably requested by the Sellers in order to allow the Sellers and the Sellers’ Accountants to review and audit the Certified Balance Sheets and Income Statements at Sellers’ sole cost and expense, with reasonable notice at normal business hours.

Section 3.02           Determination of Earnout Payments.    (a) In addition to, and along with, delivering the Certified Balance Sheets and Income Statements for the prior Anniversary Year, the Purchaser shall prepare and deliver to the Sellers a statement which sets forth, in reasonable detail, the Purchaser’s determination of the payment due to the Sellers under Sections 2.02, 2.03 or 2.04, as the case may be (an “Earnout Payment”), if any, payable in respect of the prior Anniversary Year. In accordance with Section 3.01(b) above, at all reasonable times during the thirty (30) days immediately following the Seller’ receipt of such statement, the Sellers and the Sellers’ accountants (“Sellers’ Accountants”) shall be permitted to review the Purchaser’s and Purchaser’s accountants (“Purchaser’s Accountants”) financial information and working papers relating to the Certified Balance Sheets and Income Statements and the Purchaser shall make available to the Sellers and the Sellers’ Accountants at reasonable times and on reasonable advance notice the individuals responsible for the preparation of the Certified Balance Sheets and Income Statements in order to respond to the reasonable inquiries of the Sellers and the Sellers Accountants.

(b)           The Sellers shall notify the Purchaser in writing within thirty (30) days after receiving each of the statements of determination for each Anniversary Year if the Sellers and the Sellers’ Accountants disagree with any amounts reflected on such statement of determination. The notice of disagreement shall set forth in reasonable detail the reason for such dispute, the dollar amounts involved and the Sellers and Sellers’ Accountants good faith estimate of the applicable Earnout Payment. If the Sellers and the Sellers’ Accountants do not deliver a notice of disagreement to the Purchaser within such thirty (30)-day period, then the Purchaser’s statement of determination shall be deemed to have been accepted by the Sellers and the Sellers’ Accountants and upon the expiration of such thirty (30)-day period shall become final and binding. If the Sellers do deliver a notice of disagreement, only those matters specified in reasonable detail in such notice of disagreement shall be deemed to be in dispute, and all other matters shall be final and binding.

(c)           During the thirty (30) days immediately following the delivery of a notice of disagreement, the Sellers and the Sellers’ Accountants and the Purchaser and the Purchaser’s Accountants, in good faith, shall seek to resolve any differences that they may have with respect to any matter specified in such notice of disagreement, and any resolution by them as to any such matter shall be final and binding. If at the end of such thirty (30)-day period, the Sellers and the Sellers’ Accountants and the Purchaser and the Purchaser’s Accountants have been unable to agree upon all matters specified in such notice of disagreement, then the Sellers and the Sellers’ Accountants and the Purchaser and the Purchaser’s Accountants shall submit to an Independent Accounting Firm for review and resolution any and all matters specified in the notice of disagreement that remain in dispute. The Purchaser and the Sellers shall cause the Independent Accounting Firm to make a final determination (which determination shall be binding on the parties hereto) of the Earnout Payment for the applicable Anniversary Year within thirty (30) days from such submission. The cost of the Independent Accounting Firm’s review and determination shall be shared equally by the Sellers and the Purchaser. During such thirty (30)-day review, the Purchaser and the Sellers shall each make available to the Independent Accounting Firm such individuals and such information, books and records as may be reasonably required by the Independent Accounting Firm to make its final determination.

Section 4                Characterization of Earnout Payments. All amounts paid by the Purchaser with respect to Earnout pursuant to the Agreement shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes. Each of the Purchaser and the Sellers agree to report, on their respective Tax Returns, the allocation of any Earnout consistently (including any adjustment to an Earnout pursuant to this Exhibit D).

Section 5                Covenants of MCRLP and the Purchaser Relating to the Conduct of Business. Each of MCRLP and the Purchaser acknowledges that a significant portion of the consideration for the Companies and the Subsidiaries hereunder is to be satisfied by the AT&T Earnout Payment and the Earnout Payments described in this Exhibit D. Accordingly, each of MCRLP and the Purchaser, on the one hand, and the Sellers, on the other hand, covenant and agree to act in good faith to work with the others to prepare and implement a Budget and Operating Plan for the Companies and the Subsidiaries for each Anniversary Year (or, if agreed to by the Purchaser and the Sellers, fiscal year) which shall set forth the manner in which the Business of the Companies and the Subsidiaries is to be conducted. Each of MCRLP and the Purchaser further covenants and agrees to manage the Companies and the Subsidiaries from the Closing Date through the end of the Third Anniversary Year as a prudent owner would manage the Companies and the Subsidiaries and to use its commercially reasonable efforts to manage the Companies and the Subsidiaries in a manner substantially as previously managed and in accordance with the Budget and Operating Plan, subject to its overriding fiduciary duties to all of its and MCRC’s equity owners.

MCRLP and the Purchaser hereby agree that they shall procure that MCRC (or any of its Affiliates) shall not, and not cause the Purchaser, the Company or any of the Subsidiaries to,  terminate or adversely amend, any property management, facilities management, leasing, construction management or real estate brokerage agreement or arrangement with respect to any property currently managed by the Company and the Subsidiaries, absent a material breach of such agreement or arrangement, other than an action taken in good faith in response to an action initiated by the other party to such agreement or arrangement. If MCRC or any of its Affiliates shall, or shall cause the Purchaser, the Company or any of the Subsidiaries to, terminate or adversely amend any such agreement or arrangement, MCRLP and the Purchaser agree that any income and corresponding expense that would have been derived under any such agreement or arrangement prior to such amendment or termination shall be included in the Purchaser’s calculation of Gross Income and NOI as if such contract or arrangement were not so terminated or adversely amended. The Sellers, MCRLP and the Purchaser also agree that the schedule of management fees with respect to the Class B Properties (as defined in the Real Estate Agreement) which are to be acquired as part of the Real Estate Agreement specified in the related Amended and Restated Limited Liability Company Agreement of Mack-Green-Gale LLC to be entered into upon the consummation of the transactions contemplated by the Real Estate Agreement shall not constitute such an adverse amendment or arrangement.

Furthermore, but subject to the fiduciary duty the Purchaser owes to its and MCRC’s equity owners, each of MCRLP and the Purchaser hereby covenants and agrees that from the Closing Date through the end of the Third Anniversary Year it shall cause the Companies and their Subsidiaries:

(i)            to continue to solicit new clients and to service its existing and new clients substantially in accordance with its long-standing service expertise and practices, provided that the foregoing shall not prevent the Purchaser from consolidating operations, taking actions intended to permit the Purchaser to operate the Companies and the Subsidiaries in a more efficient manner or taking actions intended to facilitate its tax requirements, including MCRC’s status as a REIT;

(ii)           to continue to operate the Companies and the Subsidiaries as a separate and distinct division, with a separate set of financial records, and not to permit the Business to be discontinued, dissolved, transferred to a non-affiliated third party or otherwise sold (through a sale of stock, sale of assets, operation of merger or otherwise), unless the acquiring party expressly agrees to be bound by the provisions of this Exhibit D;

(iii)          to maintain records to allow for the calculations of AT&T Gross Income, Gross Income and NOI that shall be complete and accurate in all material respects, including, without limitation, not changing the accounting principles, practices, policies and methodologies of the Companies or the Subsidiaries for the Business for the purpose of the calculation of AT&T Gross Income, Gross Income and NOI; and

(iv)          not to take any action or omit to take any action in connection with the operation of the Business which would, or would reasonably be likely to, reduce the amount of AT&T Gross Income, Gross Income and/or NOI or the ability of the Seller to achieve the AT&T Earnout Payment or any Earnout Payment.

Notwithstanding anything contained herein to the contrary, the Purchaser shall be entitled to take any action or omit to take any action in connection with the operation of the Business which would, or would reasonably be likely to, reduce the amount of AT&T Gross Income, Gross Income and/or NOI or the ability of the Seller to achieve the AT&T Earnout Payment or any Earnout Payment so long as (i) such action or omission is in the ordinary course of the Business and consistent with the Budget and Operating Plan and the primary purpose of such action or omission is not to reduce AT&T Gross Income, Gross Income or NOI or the ability of the Seller to achieve the AT&T Earnout Payment or any Earnout Payment or (ii) if after such action or omission is taken, the Purchaser shall promptly deliver to the Sellers a written proposal to adjust the calculation of Gross Income and NOI, so that achieving the AT&T Earnout Payment or each Earnout Payment will not be less likely due to such action or omission (an “Adjustment Proposal”).

If the Purchaser shall deliver to the Sellers an Adjustment Proposal, the Sellers shall, within thirty (30) days after receiving an Adjustment Proposal, either (i) deliver a written notice to the Purchaser agreeing to such Adjustment Proposal (an “Acceptance Notice”) or (ii) deliver a written notice to the Purchaser that the Sellers object to the Adjustment Proposal (an “Objection Notice”). If the Sellers deliver an Acceptance Notice or fail to deliver a timely Objection Notice, then the Adjustment Proposal shall be deemed to be accepted by the Sellers and final, binding and conclusive upon the Purchaser and the Sellers. If the Sellers shall timely deliver an Objection Notice, then the Purchaser and the Sellers shall negotiate, in good faith, for a period of thirty (30) days (the “Negotiation Period”), an adjustment to the calculation of Gross Income and/or NOI, as necessary, so that achieving the AT&T Earnout Payment or each Earnout Payment will not be less likely due to such action or omission. Any resolution reached by the Sellers and the Purchaser shall be final, binding and conclusive upon the Sellers and the Purchaser.

If the Negotiation Period shall have expired without the full resolution of all matters regarding the Adjustment Proposal, then the parties shall submit all unresolved issues for resolution to an Independent Accounting Firm, which shall, within thirty (30) days after such submission, determine and report to the Sellers and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and the Purchaser. The fees and disbursements of the Independent Accounting Firm’s review and determination shall be shared equally by the Sellers and the Purchaser.

Section 6                Confidentiality. Each of the parties hereto hereby expressly acknowledge and agree that the material terms of this Exhibit D (including, without limitation, any amounts payable hereunder) constitute Confidential Information, and are subject, in all respect to the confidentiality provisions contained in Section 5.03 of the Agreement.

EXHIBIT E

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged,                                     (“Assignor”), owner of an interest in                                           , a Delaware limited liability company (the “Company”), hereby assigns, transfers, sells and conveys to Mack-Cali Realty Acquisition Corp., (“Assignee”), a Delaware corporation, all of such legal and beneficial right, title and interest in and to the Company, including, without limitation, all right, title and interest of Assignor in and to the assets of the Company and the right to receive distributions of money, profits and other assets from the Company, presently existing or hereafter at any time arising or accruing (such right, title and interest are hereinafter collectively referred to as the “Membership Interest”).

TO HAVE AND HOLD the same unto Assignee, its successors and assigns, forever.

This Assignment is made without representation or warranty by Assignor to Assignee and without recourse to Assignor. Upon the execution and delivery hereof, Assignee assumes all obligations in respect of the Membership Interest.

Executed: as of                                     , 2006

ASSIGNOR:

[NAME OF ENTITY]

BY:

Name:
Title:

ASSIGNEE:

MACK-CALI REALTY ACQUISITION CORP.

BY:

Name:
Title:

EXHIBIT F

STANLEY C. GALE ADVISOR TERMS AND CONDITIONS

For a period of three (3) years from the date of the Agreement, Mr. Stanley C. Gale shall serve as an advisor, holding the title of non-Executive Vice Chairman, to Mack-Cali Realty Acquisition Corp.’s real property service company (the “Service Business”) and shall, at reasonable times and on reasonable notice, perform the functions requested by the Chief Executive Officer of Mack-Cali Realty Corporation, which shall include: (i) attending meetings related to the Service Business (including meetings with customers, potential customers, institutions and other third parties) and (ii) meeting regularly with Mark Yeager, department leaders and other staff.

Mr. Gale shall undertake to perform such functions to advance and preserve the Business and the goodwill of the Business.

EXHIBIT G

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person or entity. In connection with the contribution by [SELLER] (“Seller”) to Mack-Cali Realty, L.P. (“MCRLP”) of the Seller’s indirect interest in certain U.S. real property, and to inform MCRLP that withholding of tax is not required upon the disposition of such interest by Seller, Seller hereby certifies the following:

1.             Seller is not a foreign person or entity (as those terms are defined in the Code and Treasury Regulations).

2.             The address of Seller is:

3.             Seller understands that this certification may be disclosed to the Internal Revenue Service by MCRLP.

I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

Dated: As of                                      , 2006

EXHIBIT H

NON-PORTFOLIO REAL PROPERTY INTERESTS

	Size (SF)	Value per SF	Value	TGC Interest		Current TGC Cost/Value (a)		Partner
3 Campus Dr.	122,000	$35.00	$4,270,000	50.0(b	)%	$2,135,000	(b)	Landis 50% Morgan Stanley 25%

Center of Morris County:
100 Kimball	175,000	$68.57		8.3%		$991,654		JPM 75% Hampshire 16.7%
One Jefferson	100,000	$40.00		8.3%		$402,501		JPM 75% Hampshire 16.7%

12 Vreeland	139,750	$180.00	$25,155,000	50.0	%(c)	$6,920,991		S&K 50%
($11,313,017 million of debt in place)

Princeton Forrestal Village	550,000			10.0%		$1,774,500		GE 80% Witmondt 5% Mandelbaum 5%

Offices at Bedminster	190,000			10.6%		TBD		TBD

One Newark Center	419,000			TBD		TBD		Praedium

Belmar—Redevelopment Rights				Generally 100% Hunt-50% DiFeo-85%		$1,373,840		TBD

Newark Transit Village				50%		$551,864		Ivor Braka

(a)          Subject to change if additional TGC capital contributions are made. Such TGC capital contributions shall not exceed $500,000 in the aggregate without the prior consent of Purchaser, such consent not to be unreasonably withheld or delayed.

(b)         After payment of $915,000 to Morgan Stanley  for its 25% interest to be deducted from current TGC Cost/Value.

(c)          Subject to receiving the consents of the other members in GW Vreeland.